Exhibit 10.1

EXECUTION VERSION

JOINT DEVELOPMENT AGREEMENT

BY AND AMONG

BG PRODUCTION COMPANY (PA), LLC

BG PRODUCTION COMPANY (WV), LLC

EXCO PRODUCTION COMPANY (PA), LLC

EXCO PRODUCTION COMPANY (WV), LLC

AND

EXCO RESOURCES (PA), LLC

DATED JUNE 1, 2010

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APPENDICES AND EXHIBITS

Appendix I	Definitions

Exhibit “A”	Form of BG JDA Guaranty
Exhibit “B”	Form of Joint Development Operating Agreement
Exhibit “C”	[Intentionally Omitted]
Exhibit “D”	Development Work Program
Exhibit “E”	Calendar Year 2010 Annual Work Program and Budget
Exhibit “F”	Form of Assumption Agreement
Exhibit “G”	Tax Partnership Agreement
Exhibit “H”	Form of EXCO JDA Guaranty
Exhibit “I”	Form of Joint Entity Ratification
Exhibit “J”	Form of Power of Attorney for Acquisitions

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JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT is signed this 1st day of June, 2010 (the “Closing Date”) by and among BG Production Company (PA), LLC, a limited liability company organized and existing under the Laws of Delaware (“BGPA”), BG Production Company (WV), LLC, a limited liability company organized and existing under the Laws of Delaware (“BGWV” and, together with BGPA and any other Affiliate of BGPA that becomes a Party to this Agreement, “BG”), EXCO Production Company (PA), LLC, a limited liability company organized and existing under the Laws of Delaware (“EXCOPA”), EXCO Production Company (WV), LLC, a limited liability company organized and existing under the Laws of Delaware (“EXCOWV” and, together with EXCOPA and any other Affiliate of EXCOPA that becomes a Party to this Agreement, “EXCO”), and EXCO Resources (PA), LLC, a limited liability company organized and existing under the Laws of Delaware (the “Company”). BG, EXCO and the Company shall sometimes be referred to herein together as the “Parties”, and individually as a “Party”. BG and EXCO shall sometimes be referred to herein together in their capacities as working interest owners in the Development Assets and owners (directly or through an Affiliate) of the Membership Interests of the Joint Entities as the “Development Parties”, and each individual grouping of Affiliates (BG or EXCO) as a “Development Party”.

RECITALS

WHEREAS, on the Closing Date, BG US Production Company, LLC, a limited liability company organized and existing under the Laws (as hereinafter defined) of Delaware (“BG Parent”), and EXCO Holding (PA), Inc., a corporation organized and existing under the Laws of Delaware (“EXCO Parent”), consummated certain transactions contemplated in the Transfer Agreement (as hereinafter defined), which transactions included the transfer to BG Parent by EXCO Parent of all of the outstanding membership interests of BGPA and BGWV and the purchase by BG Parent and sale by EXCO Parent of fifty percent (50%) of the outstanding membership interests of the Company; and

WHEREAS, the Development Parties desire to develop the Subject Oil and Gas Assets (as hereinafter defined) located in the Appalachian Area (as hereinafter defined) in a coordinated manner using the Company as operator; and

WHEREAS, the Parties now desire to set forth their respective rights and obligations with respect to all such arrangements.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN CONTAINED, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS; INTERPRETATION; JOINT ENTITIES

Section 1.1 Definitions. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Appendix I.

Section 1.2 Interpretation. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. Each set of Development Parties that are Affiliates shall be considered a single Development Party for purposes of this Agreement except as otherwise expressly provided.

Section 1.3 Entity Members and Joint Entities. In the event that the Development Parties or their Affiliates acquire or have acquired a Joint Entity (other than the Company) by operation of Section 9.2 or otherwise, such Joint Entity, while not a party to this Agreement, and the Entity Members thereof (even if not a party to this Agreement), shall be bound hereby and have rights hereunder (to the extent provided herein), and, on the date that the Development Parties close their acquisition of such Joint Entity, each Development Party shall cause (a) its affiliated Entity Members of such Joint Entity to, and to cause such Joint Entity to, execute a ratification of this Agreement in a form substantially similar to Exhibit “I” attached hereto and (b) its affiliated Entity Members of such Joint Entity to cause such Joint Entity to execute a power of attorney substantially in the form of Exhibit “J” attached hereto. In the event that this Agreement is amended in accordance with Section 14.6, all then-existing Joint Entities (other than the Company), while not parties to this Agreement, and the Entity Members thereof (even if not a party to this Agreement), shall be bound by this Agreement as so amended without further action by any such Person.

ARTICLE 2

CERTAIN OBLIGATIONS

Section 2.1 Funding by the Company. The Development Parties shall cause their respective affiliated Entity Members of the Company to pay (according to such Entity Members’ respective Percentage Interests in the Company) Capital Contributions to the Company with respect to the Company’s share of the Development Costs for those Development Operations in which the Company is a Participating Party. All such payments shall be made in the same manner and at the same time as each Development Party and Entity Member pays its share of billings and requests for advances or Capital Contributions, as applicable, pursuant to Section 2.3.

Should a Development Party fail to cause its affiliated Entity Member(s) of the Company to pay any such amount when due, such Development Party shall be in default under the terms of Article 5, and each other Development Party shall be obligated to pay its share of such amount as required by Section 5.2(e).

Section 2.2 Carry of Eligible Costs.

(a)	From and after the Closing Date and until the Carry Termination Event, and notwithstanding the terms of any Applicable Operating Agreement to the contrary, (i) BG shall pay seventy-five and three hundred seventy-seven thousandths percent (75.377%) of EXCO’s or any EXCO Member’s share under each Applicable Operating Agreement of all Eligible Costs incurred in accordance with an approved Annual Work Program and Budget or pursuant to a Sole Risk Development Operation undertaken by EXCO or a Farmout Sole Risk Entity Operation undertaken by an EXCO Member or EXCO and (ii) with respect to each Joint Entity other than the Company, BG shall cause the BG Members to pay, without duplication of clause (i), seventy-five and three hundred seventy-seven thousandths percent (75.377%) of each EXCO Member’s Percentage Interest share of all Capital Contributions under the applicable Joint Entity Agreement with respect to such Joint Entity’s share under each Applicable Operating Agreement of Eligible Costs incurred (A) in accordance with an approved Annual Work Program and Budget or (B) pursuant to a Sole Risk Entity Operation undertaken by such Joint Entity on behalf of any EXCO Member (all such Eligible Costs that BG is obligated to pay or cause the BG Members to pay pursuant to this Section 2.2, “Carried Costs”). As used herein, “Carry Termination Event” means the time at which the aggregate amount of Carried Costs paid by BG and the BG Members equals the Carried Costs Obligation. Joint Development Operator shall maintain an accurate record of the Carried Costs paid by BG and the BG Members from time to time, and shall provide each Development Party with a monthly statement showing the Calendar Month and inception to date payments by BG and the BG Members.

(b)

Until the Carry Termination Event, BG shall pay, and shall cause the BG Members to pay, all Carried Costs in the same manner and at the same time as each Development Party and Entity Member pays its share of billings or requests for advances or Capital Contributions pursuant to Section 2.3. BG may make any such payments on behalf of the BG Members as provided in Section 2.3(a). BG and each such BG Member shall be entitled to exercise (or, in the case of a Sole Risk Development Operation undertaken by EXCO, a Farmout Sole Risk Entity Operation undertaken by an EXCO Member or EXCO or a Sole Risk Entity Operation undertaken by any Joint Entity on behalf of any EXCO Member, cause EXCO or the EXCO Member to exercise on its behalf) all rights available to the parties under the Applicable Operating Agreements or applicable Joint Entity Agreements to contest charges and audit the accounts of the operator thereunder with respect to such payments. Any reimbursements for any Carried Costs paid by BG or any BG Members shall be paid by EXCO, the applicable EXCO Member, the applicable Joint Entity or the applicable reimbursing party to BG or such BG Member, as directed by BG, promptly after the determination thereof (and, to the extent reimbursable by a Person other than EXCO, an EXCO Member or a Joint Entity and paid to EXCO, such EXCO Member or such a Joint Entity, after receipt by EXCO, such EXCO Member or such Joint Entity of such amounts), provided that any amounts so reimbursed to BG or such BG Member shall be deducted from the calculation of the Carried Costs paid by BG and the BG Members for purposes of this Agreement, including the determination of the Carry Termination Event. In the event EXCO, an EXCO Member or a Joint Entity receives a credit in respect of Carried Costs paid by BG or any BG Member, at the request of BG, EXCO, such EXCO Member or such Joint Entity shall request that such credit be paid directly to BG or such BG Member, as directed by BG (and any such credit actually paid to BG or such BG Member shall be deducted from the calculation of Carried Costs paid by BG and the BG Members pursuant to this Agreement).

Section 2.3 Payment Procedure.

(a)	Each Development Party has initially paid, or has caused its affiliated Entity Members to pay, to Joint Development Operator the following sums with respect to Development Operations by wire transfer to the Joint Operations Account:

BG	$54,020,000.00
EXCO	$32,780,000.00

The Parties agree that the amounts deposited by the Development Parties and their respective affiliated Entity Members into the Joint Operations Account pursuant to this Section represent the BG Deposit and the EXCO Deposit for the three Calendar Months following the Closing Date, each as calculated on the Closing Date, plus the amount necessary to cover each Development Party’s and its affiliated Entity Members’ shares of Permitted Expenses for the remainder of the Calendar Month in which the Closing Date falls. On the first Business Day of each Calendar Month following the Closing Date, each Development Party shall, and shall cause each of its affiliated Entity Members to, deposit by wire transfer directly into the Joint Operations Account such Development Party’s and its affiliated Entity Members’ Additional Deposit as set forth in the Monthly Statement provided by Joint Development Operator pursuant to Section 2.3(f). Any Development Party may make such payments on behalf of its Affiliated Entity Members provided that the amounts to be credited to each Entity Member are designated at the time payment is made.

(b)	Except with respect to amounts deposited by any Entity Member for expenditures attributable to Farmout Sole Risk Entity Operations performed by such Entity Member, all amounts deposited into the Joint Operations Account by an Entity Member shall be deemed to be Capital Contributions of such Entity Member to its Joint Entity under the applicable Joint Entity Agreement. Each Joint Entity shall be deemed to have deposited into the Joint Operations Account, simultaneously with receipt from the applicable Entity Member, the deemed Capital Contributions of each of its Entity Members as payment for its share of Development Costs.

(c)	All money on deposit in the Joint Operations Account shall be held for the benefit of the Development Parties and the Joint Entities (and, if applicable, each Entity Member participating in a Farmout Sole Risk Entity Operation), with each Development Party and Joint Entity (and, if applicable, Entity Member, with respect to funds deposited in connection with a Farmout Sole Risk Entity Operation) deemed to have a share of such funds equal to the share of funds deposited by it or deemed deposited by it (including, in the case of EXCO or any EXCO Member, Carried Costs paid on its behalf by BG or any BG Member, other than those contributed as Capital Contributions to Joint Entities) into the Joint Operations Account less funds expended for its account for Development Costs, plus its share of interest earned on the balance from time to time in the Joint Operations Account. When amounts are withdrawn from the Joint Operations Account, they shall be debited to each Development Party or Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) based upon its share of the Permitted Expenses or other amounts to be satisfied by the withdrawal. The Joint Development Operator may commingle other funds held by it, including Third Party Expense Funds, and the earnings thereon, in the Joint Operations Account.

(d)	The Joint Development Operator shall use amounts held in the Joint Operations Account for the benefit of each Development Party or Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) as follows:

(i)	As necessary to pay any Permitted Expenses for the then-current Calendar Month attributable to such Development Party or Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation).

(ii)	Upon termination of this Agreement, any Development Party or Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) shall be entitled to request the release of all remaining funds held for its benefit in the Joint Operations Account. Each Development Party and Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) shall be entitled to that portion of the remaining funds in the Joint Operations Account it deposited or was deemed to have deposited, as applicable and as determined pursuant to Section 2.3(c). All distributions of funds shall be made to the banks and accounts designated by such Development Party, Joint Entity or Entity Member, as applicable.

Any Development Party, Joint Entity or Entity Member, as applicable, providing an instruction for release of funds pursuant to Section 2.3(d)(ii) shall provide a copy to each other Development Party and each Joint Entity simultaneously with providing such instruction to the Joint Development Operator, along with detailed, itemized information showing how the amounts requested in the applicable instruction were calculated.

(e)	Each Participating Party shall have the right to audit the Joint Development Operator’s and its Affiliates’ accounts with respect to Development Operations in which such Participating Party participates or is a non-consenting party on the same basis as is provided in Exhibit C to the Joint Development Operating Agreement. For the avoidance of doubt, this audit right shall extend to accounts maintained by the Joint Development Operator and its Affiliates with respect to the Joint Operations Account and other accounts maintained by the Joint Development Operator and its Affiliates with respect to Development Operations.

(f)	At least five (5) days prior to the end of each Calendar Month, Joint Development Operator shall reconcile (i) the Permitted Expenses paid by the Joint Development Operator since the date of the proceeding Monthly Statement against (ii) (A) any funds drawn from the Joint Operations Account on behalf of the Development Parties and/or the Joint Entities (and/or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation) during such period and (B) any joint interest billings, cash calls and other invoices sent to the Development Parties and the Joint Entities (and/or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation) with respect to such period and deliver to each Development Party and Joint Entity a statement setting forth such reconciliations (the “Monthly Statement”). Each Monthly Statement shall also include (1) a calculation of the Additional Deposit each Development Party and its affiliated Entity Members are required to deposit into the Joint Operations Account on the first day of the upcoming Calendar Month (after taking into account the reconciliation set forth above) and (2) a calculation of the Permitted Expenses for which each Development Party and/or Joint Entity (and/or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation) is expected to be responsible for during the upcoming Calendar Month, which calculation shall be based upon the Development Work Program and applicable Annual Work Program and Budget, previously issued AFEs, and the actual cash calls or statements issued pursuant to the Applicable Operating Agreements.

Section 2.4 Development Costs. Except as set forth in Section 2.2, each (a) Development Party shall (i) bear and pay its proportionate share of all Development Costs incurred from and after the Closing Date in accordance with, and subject to, the terms and conditions of this Agreement and the Applicable Operating Agreements, (ii) cause each of its affiliated Entity Members to bear and pay its proportionate share of all Capital Contributions to each Joint Entity with respect to Development Costs incurred by such Joint Entity from and after the Closing Date in accordance with, and subject to, the terms and conditions of this Agreement and the applicable Joint Entity Agreements, and (iii) cause each of its Entity Members participating in a Farmout Sole Risk Entity Operations to bear and pay such Entity Member’s proportionate share of all Development Costs with respect to Farmout Sole Risk Entity Operations incurred from and after the Closing Date in accordance with, and subject to, the terms and conditions of this Agreement and the Applicable Operating Agreements, and (b) Joint Entity shall bear and pay its proportionate share of all Development Costs incurred from and after the Closing Date in accordance with, and subject to, the terms and conditions of this Agreement and the Applicable Operating Agreements.

Section 2.5 Guarantees. Simultaneously with the execution and delivery of this Agreement, (a) BG Guarantor has executed and delivered the BG JDA Guaranty and (b) EXCO Guarantor has executed and delivered the EXCO JDA Guaranty.

ARTICLE 3

SCOPE; JDA INTERESTS AND PARTICIPATING INTERESTS; OPERATIONS

Section 3.1 Scope. This Agreement shall govern the respective rights and obligations of the Development Parties with respect to the funding, development and operation of the Subject Oil and Gas Assets. This Agreement does not govern: (a) the funding, development or operation of any equipment, fixtures or other assets located downstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, downstream of the outlet flange in the tanks) located on or in the vicinity of the Leases in the Subject Oil and Gas Assets; or (b) the marketing or sale of oil and gas products from the Subject Oil and Gas Assets, all of which are outside the scope of this Agreement.

Section 3.2 JDA Interests and Participating Interests.

(a)	As of the Closing Date, the JDA Interests of the Development Parties are as follows:

Party	JDA Interest (%)
BG	50.000
EXCO	50.000

(b)	As of the Closing Date, the Participating Interests of the Development Parties and the Company are as follows:

Party	Participating Interest (%)
BG	49.7500
EXCO	49.7500
Company	00.5000

(c)	If a Development Party Transfers all or any undivided percentage of its Joint Development Interest pursuant to the provisions of this Agreement, the JDA Interests and the Participating Interests of the Development Parties shall be, if necessary, revised accordingly.

Section 3.3 Operating Agreements.

(a)	All Leases in the Appalachian Area: (i) in which only the Development Parties and/or Joint Entities hold interests as of the Closing Date and which are not subject to a Third Party Operating Agreement; (ii) in which the Development Parties and/or a Joint Entity hereafter acquires interests, in which no third party holds a working interest and which are not subject to a Third Party Operating Agreement at the time of such acquisition; or (iii) in which a Joint Entity that is hereafter acquired by the Development Parties holds interests as of the date that the applicable Joint Entity is acquired, in which no third party holds a working interest and which are not subject to a Third Party Operating Agreement upon such date, shall be deemed to be subject to and governed by an operating agreement in the form attached hereto as Exhibit “B”, subject to any modifications required by Section 3.4(g) (each a “Joint Development Operating Agreement”).

(b)	In addition, the Parties agree to use all commercially reasonable efforts to have the form attached hereto as Exhibit “B” adopted as the operative operating agreement by all working interest owners for any Leases in the Appalachian Area in which (i) the Development Parties and/or a Joint Entity, and (ii) other Persons hold working interests, but which are not presently subject to a Third Party Operating Agreement.

(c)	A separate Joint Development Operating Agreement shall be deemed to cover each drilling and production unit now or hereafter designated by the Joint Development Operator or a Party Operator, or by order or rule of a Governmental Authority having jurisdiction in the Appalachian Area for which the Development Parties and/or a Joint Entity (and/or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) holds the entirety of the working interest for such unit, provided that in the event any Person that is not a Development Party or a Joint Entity (and/or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) is to acquire a working interest in any such unit or this Agreement terminates, the Development Parties and/or Joint Entity (and/or Entity Member in connection with a Farmout Sole Risk Entity Operation), as applicable, holding a working interest in such unit, and Party Operator shall execute a Joint Development Operating Agreement for such unit (or, in the case of termination of this Agreement, all such units) prior to such acquisition or termination.

(d)	There shall be no retroactive adjustment of expenses incurred or revenues received with respect to any separate Joint Development Operating Agreement which is deemed to come into existence as a consequence of the designation of a new unit.

(e)	Each Joint Development Operating Agreement in which no third party participates and, as between the Parties only, each Joint Development Operating Agreement in which a third party participates, and each Third Party Operating Agreement, shall be subject to the provisions of Exhibit “G” hereto unless and until the applicability of such provisions to the Subject Oil and Gas Assets covered by such operating agreement terminates in accordance with the terms of Exhibit “G” or unless, pursuant to Section A.5 of the terms of Exhibit “G,” the Development Parties agree to the contrary with respect to a Joint Entity.

Section 3.4 Appointment and Removal of Party Operator.

(a)	Subject to Section 3.4(g), the Company is hereby designated and agrees to serve as the initial operator under each Joint Development Operating Agreement and to operate the Subject Oil and Gas Assets covered by such Joint Development Operating Agreement in accordance with the terms and conditions thereof, subject (in each case) to the terms of this Agreement. To the extent the Company serves as operator under any Third Party Operating Agreement, the Company is hereby retained as and agrees to serve as operator under such Third Party Operating Agreement and to operate the Subject Oil and Gas Assets covered by such Third Party Operating Agreement in accordance with the terms and conditions thereof, subject (in each case) to the terms of this Agreement. The designations set forth in this Section 3.4(a) are personal to the Company, as a consequence of the specific skills it holds with respect to shale operations, and operations in the Marcellus shale in particular. For the avoidance of doubt, a Party Operator shall conduct each Sole Risk Development Operation and Sole Risk Entity Operation conducted pursuant to a Joint Development Operating Agreement for which it is operator on behalf of all of the parties participating in such operation, unless otherwise agreed by such participating parties in accordance with the terms of such Joint Development Operating Agreement, and provided that in the event of a Sole Risk Entity Operation that is undertaken by any Joint Entity on behalf of any Entity Member or Entity Members under Section 4.1(i)(ii), the Entity Member or Entity Members causing the Joint Entity to conduct such operation shall make such determination on behalf of the Joint Entity. In the event an operator other than the Joint Development Operator is chosen for a Sole Risk Development Operation or Sole Risk Entity Operation, or the Joint Development Operator is removed as Party Operator under any Applicable Operating Agreement pursuant to this Section 3.4, the payment procedures in Section 2.3 shall not apply with respect to such Sole Risk Development Operation or Sole Risk Entity Operation or operations under such Applicable Operating Agreement, and the Participating Parties shall instead pay the applicable Development Costs (and, if applicable, Carried Costs) directly to such operator, in accordance with the terms of the Applicable Operating Agreement.

(b)	In addition to any provisions of a Joint Development Operating Agreement regarding the removal of the operator, a Party Operator may be removed as operator under any Joint Development Operating Agreement, or if any Person that is not a Development Party or a Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) is party to such Joint Development Operating Agreement, then a Party Operator may be required to resign as operator under such Joint Development Operating Agreement by the affirmative vote of the Development Parties, the Joint Entities and the Entity Members that are parties to such Joint Development Operating Agreement, other than such Party Operator and its Affiliates, holding a majority of the working interest held by such parties under the Joint Development Operating Agreement, for good cause, provided that in the case of removal or a required resignation for good cause, such vote shall not be deemed effective until a written notice has been delivered to such Party Operator by another Development Party, Joint Entity or Entity Member that is a party to such Joint Development Operating Agreement detailing the alleged default and such Party Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice.

For purposes hereof, “good cause” shall mean not only gross negligence and willful misconduct, but also a material failure or inability of a Party Operator to perform its obligations under the relevant Joint Development Operating Agreement. As used herein, “gross negligence” and “willful misconduct” shall include material unlawful acts committed by an operator of which such operator had actual knowledge at the time in question. Notwithstanding anything to the contrary herein, if there is a dispute as to whether a condition resulting in good cause to remove a Party Operator has occurred, or whether such condition has been cured, such Party Operator shall continue to serve and discharge its duties in such capacity until the dispute has been resolved in accordance with Section 13.2.

Where a Joint Entity (other than the Joint Development Operator) is party to the Joint Development Operating Agreement, the Entity Member or Entity Members other than the Party Operator and Affiliates of the Party Operator shall make the determination as to whether a notice is delivered by the Joint Entity, and as to the vote of the Joint Entity, under this Section 3.4(b).

(c)	Upon the occurrence of a Material Event with respect to a Party Operator, it shall be deemed to have resigned as operator under each Joint Development Operating Agreement for which it serves as operator, or if any Person that is not a Development Party or a Joint Entity (or, if applicable, an Entity Member in connection with a Farmout Sole Risk Entity Operation) is party to such Joint Development Operating Agreement, then a Party Operator shall be required to resign as operator under such Joint Development Operating Agreement, without any action by the other Parties, except the selection of a successor pursuant to the terms and conditions of the relevant Joint Development Operating Agreement.

(d)	Following any resignation or removal of the Company as operator under any Applicable Operating Agreement, if any other Joint Entity holds working interests in the affected Leases, the Development Parties, any Joint Entities and any Entity Members that are party to the Applicable Operating Agreement shall vote for such other Joint Entity to serve as the successor operator under such Applicable Operating Agreement. If no other Joint Entity holds working interests in the affected Leases, and the Participating Parties are able to cause the Company to transfer its working interest in the affected Leases to another Joint Entity without loss of rights and to thereafter appoint the other Joint Entity as successor operator under the Applicable Operating Agreement, they shall do so, and the Company shall cooperate in such transfer. In the event the Participating Parties are unable to effectuate such transfer and appointment pursuant to the preceding sentence, the Participating Parties will mutually agree upon a successor Party Operator for such Applicable Operating Agreement and the standards of operation applicable thereto.

(e)	Any successor Party Operator must agree to adhere to the standards, principles, plan and management system, as amended from time to time, adopted by the Company pursuant to Section 2.13 of the Joint Entity Agreement for the Company, and shall also perform the obligations and be subject to the requirements set forth in Sections 2.15, 2.16, and 2.17 and Article 3 of the Joint Entity Agreement for the Company as of the date the Company ceases to be Party Operator, as if such obligations and requirements were set forth herein and specifically referenced such successor Party Operator, in each case to the extent relevant to duties performed by the Party Operator and subject to any modifications thereafter approved by the Operating Committee. In addition, if the Company ceases to be Party Operator, the terms of Section 2.18 of the Joint Entity Agreement for the Company shall be deemed to be incorporated herein by reference and shall apply as if the references to “Members” were references to “Development Parties”, the references to “Management Board” were references to “Operating Committee”, the references to the “Company” were references to the “Party Operator” and references to the Company participating were references to all Development Parties participating.

(f)	Each Party Operator shall conduct all operations in accordance with and subject to the terms of Article 4, Section 3.3 and this Section 3.4, in addition to any terms set forth in the relevant Applicable Operating Agreements.

(g)

In the event that the Joint Entity or Joint Entities other than the Company would be the only parties to a Joint Development Operating Agreement, such Joint Entity or Joint Entities shall appoint the Company as the operator with respect to such Joint Development Operating Agreement; provided that any such Joint Development Operating Agreement shall be modified to permit the operator thereunder to not own any interests in the contract area covered thereby and such other modifications as reasonably necessary from the form set forth in Exhibit “B” hereto to account for the fact that the Company will not own any interests in such contract area and any other applicable difference, such modifications to be agreed to by the Operating Committee working in good faith. In the event that (i) one or more Joint Entities other than the Company are parties to a Third Party Operating Agreement or a Joint Development Operating Agreement to which a third party is a party, (ii) the Company is not a party to such Third Party Operating Agreement or Joint Development Operating Agreement, and (iii) a Joint Entity other than the Company is the operator of such Third Party Operating Agreement or Joint Development Operating Agreement at the time that such Joint Entity is acquired or subsequently becomes operator under such agreement, then such Joint Entity shall remain operator and, if permitted under the terms of the Applicable Operating Agreement, shall delegate operational responsibility to the Company as a Contract Operator through a contract operating agreement in a form to be approved by the Operating Committee working in good faith (a “Contract Operating Agreement”).

(h)	In the event an Entity Member undertakes a Farmout Sole Risk Entity Operation, and the applicable Joint Entity has been operating the relevant Oil and Gas Assets, then unless the Entity Member exercises its rights to replace the Party Operator for such Sole Risk Entity Operations pursuant to Section 3.4(a), the Entity Member, if permitted under the terms of the Applicable Operating Agreement, shall vote to cause the Joint Entity to remain the operator of the relevant Oil and Gas Assets following the farmout, or, if that is not possible, if permitted under the terms of the Applicable Operating Agreement, such Entity Member shall seek to become operator for such Farmout Sole Risk Entity Operation and delegate operational responsibility to the Company as a Contract Operator under a Contract Operating Agreement.

Section 3.5 Joint Development Operator.

(a)	The Company is hereby designated and agrees to serve as the initial Joint Development Operator in accordance with the terms and conditions of this Agreement. The designation set forth in this Section 3.5(a) is personal to the Company, as a consequence of the specific skills it holds with respect to shale operations, and operations in the Marcellus shale in particular.

(b)	Joint Development Operator may resign at any time by giving at least ninety (90) days’ prior written notice to the other Development Parties.

(c)	Joint Development Operator may be removed by the affirmative vote of the Development Parties, other than Joint Development Operator and its Affiliates, holding a majority of the JDA Interests held by such Development Parties, for good cause, provided that in the case of removal for good cause, such vote shall not be deemed effective until a written notice has been delivered to Joint Development Operator by another Party detailing the alleged default and Joint Development Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice.

For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also a material failure or inability to perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, if there is a dispute as to whether a condition resulting in good cause to remove Joint Development Operator has occurred, or whether such condition has been cured, Joint Development Operator shall continue to serve and discharge its duties in such capacity until the dispute has been resolved in accordance with Section 13.2.

(d)	Upon the occurrence of a Material Event with respect to Joint Development Operator, it shall be deemed to have resigned without any action by the other Parties, except the selection of a successor pursuant to Section 3.5(e). If a petition for relief under the federal bankruptcy laws is filed by or against Joint Development Operator, and the removal of Joint Development Operator is prevented by the terms of the Bankruptcy Code or actions of the federal bankruptcy court, then, to the extent allowed by Law, the Operating Committee shall serve as Joint Development Operator until Joint Development Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Joint Development Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Joint Development Operator without any action by the other Parties, except the selection of a successor.

(e)	Following any resignation or removal of the Company as Joint Development Operator, the Development Parties shall seek to appoint another Joint Entity to become successor Joint Development Operator. Should the Development Parties fail to appoint another Joint Entity, a successor Joint Development Operator shall be selected by the Development Parties by the affirmative vote of Development Parties holding collectively at least seventy-five percent (75%) of the JDA Interests held by Development Parties and eligible to vote. If Joint Development Operator has been removed for cause or is deemed to have resigned or votes only to succeed itself, it and its Affiliates shall not be entitled to vote for the successor Joint Development Operator (but any non-Affiliate transferee of all or any part of the Joint Development Operator’s JDA Interest shall be entitled to vote for the successor Joint Development Operator). The Joint Development Operator’s resignation or removal shall not become effective until 7:00 o’clock am on the first day of the Calendar Month following the expiration of ninety (90) days after the giving of notice of resignation by the Joint Development Operator, the deemed resignation of the Joint Development Operator or action by the non-operators to remove Joint Development Operator, unless a successor Joint Development Operator has been selected and assumes the duties of Joint Development Operator at an earlier date.

(f)

Any successor Joint Development Operator must agree to adhere to the standards, principles, plan and management system, as amended from time to time, adopted by the Company pursuant to Section 2.13 of the Joint Entity Agreement for the Company, and shall also perform the obligations and be subject to the requirements set forth in Sections 2.15, 2.16, 2.17 and Article 3 of the Joint Entity Agreement for the Company as of the date the Company ceases to be Joint Development Operator, as if such obligations and requirements were set forth herein and specifically referenced such successor Joint Operator, in each case to the extent relevant to duties performed by the Joint Development Operator and subject to any modifications thereafter approved by the Operating Committee. In addition, if the Company ceases to be Joint Development Operator, the terms of Section 2.18 of the Joint Entity Agreement for the Company shall be deemed to be incorporated herein by reference and shall apply to the extent relevant to the Joint Development Operator rather than a Party Operator as if the references to “Members” were references to “Development Parties”, the references to “Management Board” were references to “Operating Committee”, the references to the “Company” were references to the “Joint Development Operator” and references to the Company participating were references to all Development Parties participating.

(g)	Subject to the terms and conditions of this Agreement, in addition to those certain other duties and responsibilities expressly set forth herein, Joint Development Operator shall:

(i)	notwithstanding the terms of any Applicable Operating Agreement to the contrary, at the option of any Development Party or Joint Entity (or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation), pay such party’s share of: (A) rentals, shut-in well payments and minimum royalties required to be paid to lessees under the Leases included in the applicable Subject Oil and Gas Assets or Excluded Interests; (B) royalties, overriding royalties and other burdens required to be paid to lessees and holders of overriding royalties and other burdens on the Leases included in the applicable Subject Oil and Gas Assets or Excluded Interests; and (C) severance and other production taxes attributable to the Subject Oil and Gas Assets or Excluded Interests; provided that each applicable Development Party shall pay or advance (and, as applicable, cause its affiliated Entity Members to pay or advance) such amounts in accordance with Section 2.3;

(ii)	at the option of any Development Party or Joint Entity (or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation), pay such Development Party’s, Joint Entity’s or Entity Member’s, as applicable, share of joint interest billings and cash calls (including, in the case of BG, any BG Member and any Joint Entity, Carried Costs) from third party operators relating to wells in the Appalachian Area not operated by a Party Operator; provided that each applicable Development Party shall pay or advance (and, as applicable, cause its affiliated Entity Members to pay or advance) such amounts in accordance with Section 2.3;

(iii)	notwithstanding the terms of any Applicable Operating Agreement to the contrary, at the option of any Development Party or Joint Entity (or, if applicable, Entity Member in connection with a Farmout Sole Risk Entity Operation), at such Development Party’s, Joint Entity’s or Entity Member’s, as applicable, expense, secure any title curative matters and pooling amendments or agreements required of such Development Party, Joint Entity or Entity Member, as applicable, under the Applicable Operating Agreement in connection with Leases or other rights to oil and gas included in the applicable Subject Oil and Gas Assets or Excluded Interests; provided that each applicable Development Party shall pay or advance (and, as applicable, cause its affiliated Entity Members to pay or advance) such amounts in accordance with Section 2.3; and

(iv)	prepare and provide on a monthly basis for each Development Party or Joint Entity the following financial and operating data, reports and notices listed below; prepared using the accrual basis of accounting and relating to such Development Party’s or Joint Entity’s interests in Development Operations and Subject Oil and Gas Assets (excluding Excluded Interests and any operations related thereto):

(A)	revenues from oil and natural gas sales;

(B)	Operating Expenses;

(C)	Company Overhead and Technical Services Costs;

(D)	Development Costs, with separate breakout for Acquisition costs;

(E)	sufficient management operating information to support the items listed above (including volumes of produced and sold oil and natural gas);

(F)	a report comparing actual costs, expenses, production, revenues, and other operating information, to the extent included in any Annual Work Program and Budget, against the amounts estimated by the Annual Work Program and Budget to have been incurred or realized to date; and

(G)	underlying financial statement records (at a minimum revenue, expenses and working capital balances, where such revenue, expenses and working capital relate to the operational assets covered by this Agreement), whether through accounting system interfaces or otherwise, to facilitate each Development Party’s preparation of consolidated financial statements in line with applicable GAAP of the Development Party (where applicable GAAP is the GAAP utilized by the Development Party).

(h)	The Parties authorize the Joint Development Operator to market all Hydrocarbons production from the Subject Oil and Gas Assets on behalf of each of them, provided that any Development Party may revoke this authorization with respect to any or all of its interest in the Development Assets for sales starting at the end of the Calendar Month next following thirty (30) days after delivery of notice to the Joint Development Operator.

Section 3.6 Technical Services.

(a)	The Joint Development Operator or any Party Operator may request Technical Services from the Development Parties in connection with Development Operations pursuant to service contracts entered into with each Development Party. A Development Party providing such Technical Services shall be entitled to charge the Joint Development Operator or Party Operator for any Technical Services Costs incurred in connection therewith in accordance with the terms of such services contracts.

(b)	All Technical Services Costs chargeable with respect to Development Operations shall be chargeable to the applicable Joint Development Operator or Party Operator on a Calendar Month basis.

(c)	All employees and contract personnel of the Development Parties providing Technical Services to Development Operations that do not work solely on Development Operations shall record their time, and the time sheets of such employees and contract personnel shall identify the time spent providing Technical Services to Development Operations, and only that portion of their time spent providing Technical Services to Development Operations shall be chargeable as Technical Services Costs to the Development Parties and the Joint Entities. All such time sheets and related work records shall be subject to audit by the Company, and any Entity Member of the Company (other than the Development Party providing such time sheets and work records and its Affiliates) shall be entitled to cause the Company to exercise such audit rights. Notwithstanding the foregoing, from time to time the Development Parties and the Company may agree in writing upon an allocation of time for certain employees in lieu of requiring such employees to record their time.

Section 3.7 Appalachian Overhead.

(a)	The Development Parties and Joint Entities shall not be charged overhead under Article III of Exhibit C to any Joint Development Operating Agreement or any similar provision of any Third Party Operating Agreement in any Joint Development Operation where the Joint Development Operator or any Party Operator is the operator; in lieu of such charges, each Development Party shall pay its JDA Interest share of the Appalachian Overhead as part of its Additional Deposit in accordance with Section 2.3.

(b)

Where the Joint Development Operator is the operator of any Sole Risk Development Operation or Sole Risk Entity Operation, the Participating Parties in any such Sole Risk Development Operation or Sole Risk Entity Operation shall pay all overhead amounts chargeable under Article III of Exhibit C to the Joint

Development Operating Agreement (or any similar provision under any Third Party Operating Agreement) applicable to such Sole Risk Development Operation or Sole Risk Entity Operation in proportion to their respective Working Interests in such Sole Risk Development Operation or Sole Risk Entity Operation, as applicable.

(c)	If any Technical Services Costs or overhead chargeable under Article III of Exhibit C to any Joint Development Operating Agreement or any similar provision of any Third Party Operating Agreement are paid to the Joint Development Operator or any Party Operator by (i) any Participating Party in a Sole Risk Development Operation, (ii) any Development Party, Entity Member or Joint Entity undertaking a Sole Risk Entity Operation, or (iii) any Person other than a Development Party, Entity Member or Joint Entity, then any such amount received by Joint Development Operator or a Party Operator in connection therewith will be shared by the Development Parties in accordance with their respective JDA Interests (and Joint Development Operator or the Party Operator, as applicable, shall credit to each Development Party the proportionate share to which such Development Party is entitled with respect to such amount received by such Joint Development Operator or Party Operator).

ARTICLE 4

OPERATING COMMITTEE; DEVELOPMENT WORK PROGRAM;

ANNUAL WORK PROGRAM AND BUDGETS

Section 4.1 Operating Committee.

(a)	To facilitate the creation, approval and amendment of the Development Work Program and Annual Work Program and Budgets, and the approval of certain other matters set forth herein, there is hereby established an Operating Committee composed of representatives of each Development Party. Each Development Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee, and shall appoint its initial representative and alternate representative by notice to the others on or prior to the first meeting of the Operating Committee. All actions of a Development Party taken with respect to the Operating Committee shall be taken through its representative or alternate representative.

(b)	Each Development Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

(c)	The Operating Committee shall have the powers and duties expressly ascribed to it in this Agreement.

(d)

The representative of a Development Party, or in his absence his alternate representative, shall be authorized to represent and bind such Development Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the JDA Interest of the Development Party that appointed such representative. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Development Party may also bring to any Operating Committee meetings such advisors as it may deem appropriate.

(e)	Joint Development Operator may call a meeting of the Operating Committee by giving notice to the Development Parties at least fifteen (15) days in advance of such meeting. Any Development Party may request a meeting of the Operating Committee by giving notice to the other Development Parties and Joint Development Operator, which notice shall include any proposals being proposed by such Development Party for consideration at the meeting (including appropriate supporting information not previously distributed to the Development Parties). Upon receiving such request, Joint Development Operator shall call such meeting for a date not less than fifteen (15) days nor more than twenty (20) days after receipt of the request.

(f)	The Operating Committee may establish such subcommittees as the Operating Committee may deem appropriate. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Development Party shall have the right to appoint a representative to each subcommittee.

(g)	Each notice of a meeting of the Operating Committee as provided by Joint Development Operator shall contain: (i) the date, time and location of the meeting; (ii) an agenda of the matters and proposals to be considered and/or voted upon; and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Development Parties). A Development Party, by notice to the other Development Parties and Joint Development Operator, which notice shall include any additional proposals being proposed by such Development Party to be considered at the meeting (including appropriate supporting information not previously distributed to the Development Parties), given not less than five (5) Business Days prior to a meeting, may add additional matters to the agenda for a meeting. On the request of a Development Party, and with the unanimous consent of all Development Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

(h)	There shall be at least one (1) but not more than three (3) meetings of the Operating Committee per each Calendar Quarter unless all Development Parties agree in writing to the contrary. The restriction on number of meetings contained in this Section shall not restrict the number of proposals that may be submitted without a meeting pursuant to Section 4.1(m). Meetings of each subcommittee shall take place as often as the Operating Committee shall determine. All meetings of the Operating Committee and each subcommittee shall be held in the offices of Joint Development Operator, or elsewhere as the Operating Committee or such subcommittee may mutually decide.

(i)	Except as provided otherwise in this Section 4.1(i) and in Section 5.2, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it that are within its powers to approve or disapprove, shall be decided by the affirmative vote of Development Parties holding collectively at least seventy-five percent (75%) of the JDA Interests of the Development Parties entitled to vote on such proposals, provided that:

(i)	any Development Operation proposed to the Operating Committee to be conducted for the account of the Development Parties and the Company that is not approved by the Operating Committee and that may be proposed and conducted as a Sole Risk Development Operation under the terms of the Applicable Operating Agreement may be so proposed and conducted by any Development Party or Development Parties desiring to participate in such Development Operation and holding a Participating Interest of at least twenty-five percent (25%);

(ii)	any Development Operation proposed to the Operating Committee to be conducted for the account of a Joint Entity that is not approved by the Operating Committee and that may be proposed and conducted as a Sole Risk Entity Operation under the terms of the applicable Entity Agreement (and, if applicable, as a sole risk operation under the Applicable Operating Agreement) may be so proposed and conducted by any Entity Member or Entity Members desiring to participate in such Development Operation and holding a Percentage Interest in such Joint Entity of at least twenty-five percent (25%) as follows:

(A)

if a farmout by the Joint Entity of the applicable Subject Oil and Gas Interests underlying the proposed Development Operation to the participating Entity Members or their affiliated Development Parties would not trigger any preferential purchase rights or material required consents to assignment that cannot be waived or otherwise obtained through the commercially reasonable efforts of the Joint Entity, then the Sole Risk Entity Operation will be performed by a farmout to such participating Entity Member or Entity Members or their affiliated Development Parties of one hundred percent (100%) of the Joint Entity’s Working Interest in the drilling unit agreed to by the Participating Parties for such Sole Risk Entity Operation (using the same principles as used for drilling units for Joint Development Operations), which farmout will (1) provide that the Joint Entity’s entire interest in the applicable drilling unit shall automatically revert to it effective as of 7:00 am on the day following the day upon which the Participating Parties recover out of the proceeds of the sale of the non-participating Entity Members’ indirect Percentage Interest share of the production to which the Joint Entity would have been entitled if it had not farmed-out, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by the applicable Joint Entity Agreement payable out of or measured by the production from the applicable well, and costs of gathering, compression, treating and marketing, in each case accruing with respect to such interest until it reverts) the total of (I) one hundred percent (100%) of the non-participating Entity Members’ indirect Percentage Interest share of the Joint Entity’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of the non-participating Entity Members’ indirect Percentage Interest share of the Joint Entity’s share of the cost of operation of the well commencing with first production and continuing until the Joint Entity’s relinquished interest shall revert to it, it being agreed that the Joint Entity’s share of such costs and equipment shall be that interest that would have been charged to such Joint Entity, had it not farmed-out, and (II) five hundred percent (500%) of the non-participating Entity Members’ indirect Percentage Interest share of (a) that portion of the costs and expenses of drilling, reworking, sidetracking, deepening, plugging back, testing, completing and recompleting, after deducting any cash contributions received from third parties, and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), (in each case) which would have been chargeable to the Joint Entity if it had not farmed-out and (2) be subject to such other terms as are set forth in the applicable Joint Entity Agreement; or

(B)	if a farmout by the Joint Entity of the applicable Subject Oil and Gas Interests underlying the proposed Development Operation to the participating Entity Members or their affiliated Development Parties, as applicable, would trigger a preferential purchase right or a material required consent to assignment that cannot be waived or otherwise obtained through the commercially reasonable efforts of the Joint Entity, the Sole Risk Entity Operation will be performed by the Joint Entity on behalf of and for the sole risk and cost of such participating Entity Member or Entity Members on the terms set forth in the applicable Joint Entity Agreement; and

any Joint Entity whose Entity Members are contemplating a Sole Risk Entity Operation shall use its commercially reasonable efforts to obtain or have waived all material required consents to assignment affecting the Subject Oil and Gas Assets underlying such proposed Sole Risk Entity Operation; and

(iii)	any Area-Wide Operation proposed to the Operating Committee which is not approved by the Operating Committee may be conducted by those Development Parties desiring to participate in such Development Operation and holding a JDA Interest of at least twenty-five percent (25%) at their sole risk and expense.

Notwithstanding the preceding, any proposal to reduce the quantity of work to be conducted under the Development Work Program or any Annual Work Program and Budget (to the extent relating to any Development Operations included in any Development Work Program) with respect to any period prior to the Carry Termination Event shall also require the affirmative vote of EXCO. For the avoidance of doubt, the preceding sentence shall not prevent any Development Party or Development Parties from voting against an AFE in accordance with Section 4.6.

(j)	With respect to meetings of the Operating Committee and each subcommittee, Joint Development Operator’s duties shall include: (i) timely preparation and distribution of the agenda; (ii) organization and conduct of the meeting; and (iii) preparation of a written record or minutes of each meeting.

(k)	EXCO shall have the right to appoint the chairman of the Operating Committee and each subcommittee for an initial term ending at 11:59 pm on December 31, 2011, and each other Development Party holding at least a twenty-five percent (25%) JDA Interest shall in turn have a right to appoint such chairman and the chairman of each subcommittee for a subsequent one year term, in rotation, until each have appointed such positions once, and the annual rotation shall thereafter continue, beginning again with EXCO. For the avoidance of doubt, the chairman shall have no special casting or deciding vote on any matter presented to the Operating Committee. The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each Development Party shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

(l)	The secretary shall provide each Development Party with a copy of the minutes of each Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Development Party shall have fifteen (15) days after receipt of such minutes to give notice to the secretary of any objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Section 4.1(j) shall take precedence over the minutes described above.

(m)

In lieu of a meeting, any Development Party may submit any proposal that is within the Operating Committee’s powers to approve or disapprove to the Operating Committee for a vote by notice. The proposing Development Party or Development Parties shall notify Joint Development Operator with written materials describing the proposal and Joint Development Operator shall provide a copy of such proposal to each Development Party. Any such proposal by a proposing Development Party shall include with such proposal adequate documentation to enable the other Development Parties to make a decision. Each Development Party (including the proposing Development Party) shall communicate its vote on the proposal by notice to Joint Development Operator and the other Development Parties within fifteen (15) days after receipt of the proposal from the Joint Development Operator, unless such proposal, together with any other increases to an approved Annual Work Program and Budget for a Calendar Year, if accepted, would result in aggregate spending pursuant to such Annual Work Program and Budget of more than ten percent (10%) in excess of the original amount of the Annual Work Program and Budget approved pursuant to Section 4.4 (or, in the case of the Annual Work Program and Budget for Calendar Year 2010, attached hereto as Exhibit “E”) or, once amended to increase the amount of the Annual Work Program and Budget ten percent (10%) above the then existing amount in accordance with Section 4.4(g), the amended amount of the Annual Work Program and Budget, in which case each Development Party (including the proposing Development Party) shall communicate its vote on the proposal by notice to Joint Development Operator and the other Development Parties within sixty (60) days after receipt of the proposal from the Joint Development Operator. Any Development Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. Within five (5) Business Days following the expiration of the relevant time period, Joint Development Operator shall give each Development Party a confirmation notice stating the tabulation and results of the vote on such proposal.

(n)	All decisions taken by the Operating Committee pursuant to this Section 4.1 shall be conclusive and binding on all Parties and, where applicable, any Joint Entities.

(o)	All notices and communications required or permitted to be given under this Article 4 to the Development Parties or a Party Operator or the members of the Operating Committee shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex, facsimile transmission or by pdf via email (provided any such telex, facsimile or email transmission is confirmed either orally or by written confirmation), or sent by pdf via email, addressed to the appropriate Person at the address for such Person shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO or any EXCO Member:

EXCO Holding (PA), Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention:	Harold L. Hickey
Telephone:	(214) 368-2084
Fax:	(214) 368-8754
E-mail:	hhickey@excoresources.com

With copies to:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention:	Stephen F. Smith
Telephone:	(214) 368-2084
Fax:	(214) 706-3409
Email:	ssmith@excoresources.com

If to BG or any BG Member:

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention:	Jon Harris
Telephone:	(713) 599-4000
Fax:	(713) 599-4250
E-mail:	Jon.Harris@bg-group.com

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention:	Bill Way
Telephone:	(713) 599-4000
Fax:	(713) 599-4250
E-mail:	Bill.Way@bg-group.com

If to the Company or any Joint Entity:

EXCO Resources (PA), LLC
3000 Ericsson Dr., Suite 200
Warrendale, Pennsylvania 15086
Attention:	President and General Manager
Telephone:	(724) 720-2500
Fax:	(724) 720-2505

With a copy to:

Attention:	Vice President, Legal
Telephone:	(724) 720-2500
Fax:	(724) 720-2505

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, facsimile numbers and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 4.1(o).

Section 4.2 Development Work Program.

(a)	The Operating Committee shall adopt, and modify from time to time, a multi-year work program for Development Operations (the “Development Work Program”) as follows:

(i)	The Operating Committee shall approve, within ninety (90) days after the Closing Date, a work program for Development Operations through Calendar Year 2013, similar in form to the draft attached hereto as Exhibit “D”. Such work program shall constitute the Development Work Program applicable through Calendar Year 2013 except as otherwise revised, amended or modified by the Operating Committee.

(ii)

On or before August 15 of each Calendar Year, commencing in Calendar Year 2012, Joint Development Operator shall prepare and submit to the Operating Committee a revised Development Work Program setting forth the Development Operations to be carried out during the following two Calendar Years. Such proposed Development Work Program shall automatically include any Development Operations which were approved for such period as part of the prior Development Work Program unless the Operating Committee determines to the contrary. Within sixty (60) days after distribution of the proposed Development Work Program (or such later date as may agreed by the Operating Committee), the Operating

Committee shall meet to consider, modify (if necessary) and approve or reject the proposed Development Work Program. If the Operating Committee does not approve any such Development Work Program on or prior to the first day of the following Calendar Year (for purposes of this Section 4.2(a)(ii), the “current Calendar Year”), then the Development Work Program for the then-current Calendar Year shall be the Development Work Program, if any, approved for the then-current Calendar Year in the preceding Calendar Year.

(b)	Except as otherwise agreed in writing by the Operating Committee, the Annual Work Program and Budget for each Calendar Year shall contain not less than those Development Operations to be performed during such Calendar Year as set forth in the Development Work Program.

Section 4.3 Initial Annual Work Plan and Budgets. The Annual Work Program and Budget for the remainder of Calendar Year 2010 is hereby approved by the Operating Committee and is attached hereto as Exhibit “E”.

Section 4.4 Subsequent Annual Work Plan and Budgets. For each Calendar Year during the term of this Agreement commencing with Calendar Year 2011, each Annual Work Program and Budget shall be adopted as follows:

(a)	On or before August 15 in the Calendar Year immediately preceding the relevant Calendar Year, Joint Development Operator shall prepare and submit to the Operating Committee a proposed Annual Work Program and Budget for such applicable Calendar Year. Each such proposed Annual Work Program and Budget shall contain at least the following:

(i)	all Development Operations that are to be conducted during such Calendar Year pursuant to the Development Work Program, except with the approval of the Operating Committee to the contrary;

(ii)	all lease maintenance costs and expenditures required under the terms of existing Leases or existing third party contracts held by Joint Development Operator for the benefit of Joint Development Operations (including each Development Party’s and Joint Entity’s share thereof), except with the approval of the Operating Committee to the contrary;

(iii)	subject to Section 4.4(c) below, costs for proposed joint Acquisitions on behalf of the Development Parties and Joint Entities during the Calendar Year, subject to the other terms hereof;

(iv)	an itemized estimate of the Appalachian Overhead and Operating Expenses for such Calendar Year (including each Development Party’s and Joint Entity’s share thereof);

(v)	itemized estimates of the Development Costs (including each Development Party’s and Joint Entity’s share thereof) for Joint Development Operations covered by the proposed Annual Work Program and Budget by budget category (including separate categories for Required Asset Upgrades and Standards Asset Upgrades) and allocated between Shallow Rights, Deep Rights, Outside AMI Rights and Area-Wide Operations, containing sufficient detail (to the extent available) to afford the ready identification of the nature, scope and duration of the activity in question;

(vi)	the number of wells to be drilled as part of the Joint Development Operations in each of the Shallow Rights, the Deep Rights and the Outside AMI Rights during such Calendar Year, the proposed locations of such wells (to the extent reasonably ascertainable at the time such Annual Work Program and Budget is proposed), and the estimated Development Costs (including each Development Party’s and Joint Entity’s share thereof) associated therewith;

(vii)	estimates of the schedule pursuant to which the Development Parties’ and Joint Entities’ share of Development Costs for Joint Development Operations included in the Annual Work Program and Budget are anticipated to be incurred by the Development Parties and the Joint Entities, as applicable; and

(viii)	any other information requested in writing by a Development Party that can reasonably be provided by the Joint Development Operator.

(b)	Itemized expenditures in an Annual Work Program and Budget may extend over more than one Calendar Year because such itemized expenditures represent activities or operations that require commitments in excess of one Calendar Year. Once itemized expenditures are approved, Joint Development Operator shall not be required to resubmit them for approval of the Operating Committee on an annual or other periodic basis, but instead all such items shall be automatically included in future Annual Work Program and Budgets as items which have already been approved.

(c)

Itemized expenditures in an Annual Work Program and Budget may include acquisition costs for proposed joint Acquisitions of (i) a direct interest in any Undeveloped Lease in the AMI Area and (ii) other Oil and Gas Assets in which the Development Parties and/or a Joint Entity already own a Working Interest, on behalf of the Development Parties (and, if specifically approved by the Operating Committee, on behalf of a Joint Entity or Joint Entities) during the Calendar Year, provided that no such Acquisition (or series of related Acquisitions) may exceed five million dollars ($5,000,000) without the separate prior approval of each Development Party. To facilitate such Acquisitions, each Development Party and Joint Entity shall execute and deliver to Joint Development Operator a power of attorney substantially in the form of Exhibit “J” authorizing Joint Development Operator to make such Development Party’s and/or Joint Entity’s Working Interest share of such Acquisitions on its behalf in its name, provided that Joint

Development Operator shall not be entitled to make representations (other than existence, qualification, power, due authorization, execution and delivery, enforceability and no conflicts representations) on behalf of any such Development Party and/or Joint Entity, or to grant any indemnity, or to incur any financial obligation in excess of such Development Party’s and/or Joint Entity’s Working Interest share of such five million dollar ($5,000,000) limit, on behalf of any such Development Party and/or Joint Entity. For the avoidance of doubt, the Company shall also participate, according to its Working Interest share, in any such Acquisition of any Undeveloped Lease or Oil and Gas Assets by all of the Development Parties. No such power of attorney shall be transferable to any successor or assign of the Joint Development Operator at the time issued and each such power of attorney shall automatically be revoked should the Joint Development Operator cease to be a Joint Entity.

(d)	The line item in the Annual Work Program and Budget for Standards Assets Upgrades shall automatically include any Standards Asset Upgrades deemed adopted for the applicable Calendar Year under Section 2.18 of the Joint Entity Agreement for the Company.

(e)

Joint Development Operator shall regularly consult with the Operating Committee during the preparation of each proposed Annual Work Program and Budget. Following receipt of Joint Development Operator’s proposed Annual Work Program and Budget, each Development Party shall furnish to Joint Development Operator and the other Development Parties any comments, suggestions or proposed amendments it may have respecting the proposed Annual Work Program and Budget as soon as may be reasonably practicable, and Joint Development Operator shall consider and discuss such comments, suggestions and proposed amendments with the Operating Committee. Unless otherwise extended by the Operating Committee, within sixty (60) days after distribution of the proposed Annual Work Program and Budget for a Calendar Year, the Operating Committee and Joint Development Operator shall meet to consider, modify (if necessary) and approve or reject the proposed Annual Work Program and Budget. Subject to Section 4.4(f), approval of an Annual Work Program and Budget shall require the approval of the Operating Committee. Inclusion of an operation in an approved Annual Work Program and Budget or an approved amendment thereof shall, subject to the terms of Section 4.6: (i) bind all applicable Development Parties and Joint Entities to participate in such operation, and no Development Party or Joint Entity shall have the right to make any nonconsent election under an Applicable Operating Agreement with respect to such operation; and (ii) authorize Joint Development Operator or the applicable Party Operator to conduct such operation for the account of all of the applicable Development Parties and Joint Entities under the relevant Applicable Operating Agreement (provided that, to the extent any third parties are party to such Applicable Operating Agreement, Joint Development Operator shall propose such operation to such third parties in accordance with the terms of such Applicable Operating Agreement, though, for the avoidance of doubt, Joint Development Operator need not re-propose such operation to the Development Parties and Joint

Entities), subject to the budgetary provisions of such Annual Work Program and Budget and Sections 4.4(j), 4.4(k) and 4.7, without further authorization from the Operating Committee. Each Development Party and Joint Entity agrees to provide such notices, make such elections and take such actions as may reasonably be required under any Applicable Operating Agreement to implement this provision.

(f)	In the event that an Annual Work Program and Budget is not approved on or prior to the first day of the Calendar Year to which such Annual Work Program and Budget pertains (for purposes of this Section 4.4(f), the “relevant Calendar Year”), the Operating Committee shall be deemed to have approved an Annual Work Program and Budget for such relevant Calendar Year that includes the following: (i) the Development Operations scheduled to be performed during the relevant Calendar Year as set forth in the Development Work Program, if any, and associated Development Costs reasonably required to implement such Development Operations, but excluding costs for any Acquisitions; (ii) Operating Expenses equal to the product of the amount of Operating Expenses approved in the preceding Calendar Year’s Annual Work Program and Budget and the Operating Expense Multiplier for the relevant Calendar Year; (iii) Appalachian Overhead equal to the amount of Appalachian Overhead approved in the preceding Calendar Year’s Annual Work Program and Budget, with such adjustments as are necessary to reflect previously approved changes in staffing or facilities costs of the Company or Technical Services to be performed that will be implemented during the Calendar Year in question; (iv) those multi-year expenditures previously approved by the Development Parties pursuant to Section 4.4(b) that are attributable to the relevant Calendar Year; (v) existing payment commitments to third parties under Leases and contracts binding with respect to the Subject Oil and Gas Assets; and (vi) taxes payable with respect to the Subject Oil and Gas Assets by any operator under the terms of any Applicable Operating Agreement.

(g)	Any Development Party may propose to amend the Development Work Program or an Annual Work Program and Budget by notice to the Operating Committee and Joint Development Operator. Approval of any such amendment shall require the approval of the Operating Committee. Notwithstanding any provision of Section 4.1 to the contrary, each Development Party shall have sixty (60) days to consider any proposed amendment that would increase the estimated costs of the Development Work Program for any Calendar Year or any Annual Work Program and Budget by more than ten percent (10%). To the extent that such amendment is approved by the Operating Committee, the Development Work Program and relevant Annual Work Program and Budget shall, subject to any required approvals under any Applicable Operating Agreement, be deemed amended accordingly, provided that any such amendment shall not invalidate any commitment or expenditure already made by an operator under an Applicable Operating Agreement in accordance with any previous authorization given pursuant hereto. In addition to any amendment adopted as provided above, the Annual Work Program and Budget shall automatically be amended to include any Required Asset Upgrade that is deemed approved by the Company under the terms of the Company’s Joint Entity Agreement, without the need for Operating Committee approval.

(h)	Notwithstanding anything to the contrary in this Section 4.4, any Development Party or Development Parties holding at least a twenty-five percent (25%) JDA Interest may propose to the Operating Committee Development Operations that are not included in the Development Work Program or a then-current approved Annual Work Program and Budget (a “Non-Budgeted Operation”). Any such Non-Budgeted Operation which receives sufficient votes in the Operating Committee to be adopted as an amendment to the Annual Work Program and Budget shall automatically be added to the Development Work Program and the applicable approved Annual Work Program and Budget(s) and shall cease to be a Non-Budgeted Operation. Any such Non-Budgeted Operation which receives insufficient votes in the Operating Committee (i) that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement, (ii) that may be undertaken as a Sole Risk Entity Operation under the terms of the applicable Joint Entity Agreement (and, if applicable, as sole risk operation under the Applicable Operating Agreement) or (iii) that is an Area-Wide Operation may be proposed and conducted as a Sole Risk Development Operation or a Sole Risk Entity Operation, as applicable. Notwithstanding the preceding, if a Development Program is approved through Calendar Year 2013 pursuant to Section 4.2(a)(i), then until December 31, 2013, no Non-Budgeted Operation may be performed as a Sole Risk Development Operation or Sole Risk Entity Operation for the benefit of a Development Party or Entity Member if the sum of the estimated costs of conducting such Non-Budgeted Operation for the account of such Development Party or Entity Member, together with costs incurred or to be incurred by or for the account of such Development Party or Entity Member and its Affiliates with respect to other Sole Risk Development Operations and Sole Risk Entity Operations performed or to be performed in such Calendar Year, together with all Joint Development Operations performed or to be performed in such Calendar Year, exceeds one hundred twenty percent (120%) of the total amount of the approved Annual Work Program and Budget for such Calendar Year.

(i)

Any Development Operation proposed by a third party pursuant to an Applicable Operating Agreement shall be subject to the terms and conditions of such Applicable Operating Agreement and shall be submitted by the Joint Development Operator for a vote of the Operating Committee prior to the response deadline in the Applicable Operating Agreement. Any such Development Operation which receives sufficient votes in the Operating Committee to be adopted as an amendment to the Annual Work Program and Budget shall automatically be added to the Development Work Program and the applicable approved Annual Work Program and Budget(s). Any such Development Operation related to Development Assets which receives insufficient votes in the Operating Committee that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable

Operating Agreement may be so proposed and conducted. Any such Development Operation related to Joint Entity Assets which receives insufficient votes of the Operating Committee that may be undertaken as a Sole Risk Entity Operation under the terms of the relevant Joint Entity Agreement (and, if applicable, as sole risk operation under the Applicable Operating Agreement) may be so proposed and conducted.

(j)	Approval by the Operating Committee of an Annual Work Program and Budget shall constitute the Operating Committee’s deemed approval for any Party Operator to expend up to ten percent (10%) in excess of the authorized amount applicable to its operations within each Annual Work Program and Budget category, not to exceed in the aggregate ten percent (10%) of the aggregate amount applicable to its operations in such Annual Work Program and Budget, less, in each case, any amounts included as line items for contingencies and overruns with respect to such operations in such category or Annual Work Program and Budget. Each Party Operator shall promptly notify the Operating Committee of any expenditure made by it in the exercise of its rights pursuant to this Section 4.4(j). The ten percent (10%) deemed approval levels set forth in this Section 4.4(j) shall be calculated with respect to the original amount of an Annual Work Program and Budget or, once amended, the amended amount of the Annual Work Program and Budget, provided that no expenditures incurred pursuant to Section 4.4(k) shall be deemed to be included in an approved Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approvals pursuant to this Section 4.4(j), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels.

(k)	Notwithstanding anything to the contrary in this Agreement, any Party Operator is expressly authorized to make expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in such Party Operator’s good faith judgment, to deal with emergencies, including well blowouts, fires, oil spills, or any other similar event, which may endanger property, lives, or the environment. Each Party Operator shall as soon as practicable report to the Development Parties and any affected Joint Entity the nature of any such emergency which arises, the measures it intends to take in respect of such emergency and the estimated related expenditures.

(l)	To the extent reasonably within the control of any Party Operator or the other Development Parties or Joint Entities conducting or participating in any Joint Development Operation, the Joint Development Operation shall be conducted at the time prescribed in the applicable Annual Work Program and Budget.

(m)	For the avoidance of doubt, any reference in this Agreement to an approved Annual Work Program and Budget shall include an Annual Work Program and Budget that is deemed to have been approved by the Operating Committee, and shall incorporate all approved amendments thereto and all modifications to Annual Work Program and Budgets described herein that require no action on the part of the Parties.

Section 4.5 Statements of Estimated Expenditures. Not later than twenty (20) days prior to the commencement of each Calendar Quarter during the term of this Agreement, Joint Development Operator shall provide the Development Parties and Joint Entities a statement of the estimated Development Costs to be incurred in such Calendar Quarter pursuant to this Agreement, including Development Costs associated with Joint Development Operations. Such statement shall be for informational purposes only, and, except as otherwise provided in Section 4.6, no approval of the Operating Committee shall be required for any of the Development Costs identified therein to the extent such Development Costs are included in an approved Annual Work Program and Budget, or are covered by Section 4.4(j).

Section 4.6 AFEs.

(a)	Prior to: (i) spudding any well as a Joint Development Operation, (ii) making any material expenditures or incurring any material commitments for work on any Wellbore Operation to be conducted as a Joint Development Operation that is estimated to cost in excess of five hundred thousand dollars ($500,000), or (iii) making any material expenditures or incurring any material commitments for work on any Area-Wide Operation to be conducted as a Joint Development Operation that is estimated to cost in excess of one million dollars ($1,000,000), the Party Operator or Joint Development Operator, as the case may be, shall submit for the approval of the Operating Committee an AFE. Where the necessary information is available, such AFE may be submitted and approved for designated wells and Wellbore Operations as part of the proposed Annual Work Program and Budget for a Calendar Year, in which case no separate subsequent AFE shall be required.

(b)	Each Development Party shall communicate an Operating Committee vote to approve or reject the AFE within fifteen (15) days following receipt of the AFE (or forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in the event of a Wellbore Operation when a drilling rig is on location). Any Development Party failing to communicate its vote within the applicable time period shall be deemed to have voted against the AFE.

(c)

If the Operating Committee approves an AFE for the operation within the applicable period, the Party Operator or Joint Development Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. The Party Operator or Joint Development Operator shall promptly notify the Development Parties and Joint Entities if the operation has been rejected, and, subject to Section 4.4(h), (i) with respect to a Development Operation related to Development Assets that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement, any Development Party may thereafter conduct the operation as a Sole Risk Development Operation under the terms of the Applicable Operating Agreement, and (ii), with respect to a Development Operation related to Joint Entity Assets that may be undertaken as a Sole Risk Entity Operation under the terms of the applicable Joint Entity Agreement (and, if applicable, as sole risk operation under the Applicable Operating Agreement), the applicable Entity Member(s) or their affiliated Development Parties may thereafter conduct the operation as a Sole Risk Entity Operation under the terms of the applicable Joint Entity Agreement.

(d)	For purposes of any Applicable Operating Agreement that contains a casing point election, approval of an AFE that includes the costs associated with completing a well shall be deemed to be an election to participate in the completion of such well pursuant to the relevant provisions of such Applicable Operating Agreement.

(e)	When an operation is approved for greater or lesser amounts than those provided for in the applicable line items of the approved Annual Work Program and Budget, the Annual Work Program and Budget shall be deemed to be revised and amended accordingly.

Section 4.7 Area-Wide Operations.

(a)	Joint Development Operator shall conduct Area-Wide Operations on behalf of the Development Parties (and, if specifically approved by the Operating Committee, a Joint Entity or Joint Entities) pursuant to the applicable approved Annual Work Program and Budget.

(b)	All costs and liabilities incurred in Area-Wide Operations shall be borne and paid, and all assets acquired in such operations owned, by the Participating Parties in proportion to the Participating Interests held by such Participating Parties and such amounts shall be billed to or advanced by, as the case may be, such Participating Party in accordance with Section 2.3.

(c)	Where a Joint Entity is not a participant in Area Wide Operations, the Joint Entity Assets held by that Joint Entity shall nonetheless be subject to any Area-Wide Operation that is approved by the Development Parties in accordance with this Agreement and any such Area-Wide Operation may be conducted on such Joint Entity Assets without the need for any consent by any applicable Joint Entity, subject to any required third party consents and applicable Law.

Section 4.8 Third Party Operators. For the avoidance of doubt, the Parties agree that the Development Work Program, Annual Work Program and Budget and other terms of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.9 shall, though binding as between the Development Parties and the Joint Entities, not be binding upon any operator or non-operator that is not a Development Party or a Joint Entity.

Section 4.9 Participation by the Company. Except with respect to a Farmout Sole Risk Entity Operation, if a Development Party or Entity Member has voted in favor of any Development Operation in which the Company or other Joint Entity serving as Party Operator has a right to participate under the terms of the Applicable Operating Agreement, then the Company or such Joint Entity, as applicable, shall be deemed to have voted in favor of, and will participate in, such Development Operation.

ARTICLE 5

DEFAULT

Section 5.1 Default.

(a)	Any Development Party and/or any of its affiliated Entity Members or other Affiliates that fails to pay in full when due any amounts owed and undisputed under the terms of this Agreement or any Associated Agreement (including any amount included in an approved Annual Work Program and Budget), which failure is not cured within fifteen (15) days of such Development Party’s receipt of a Default Notice, shall be in default under this Agreement and all Associated Agreements, and shall be referred to herein as a “Defaulting Party”. Each Affiliate of a Defaulting Party that is a Development Party, an Entity Member or a party to any other Associated Agreement shall also be a Defaulting Party. Joint Development Operator shall (or any Affected Party may) give notice of such default (a “Default Notice”) to the Defaulting Party(ies) and each of the other non-Defaulting Parties. Any Defaulting Party shall be considered in default for all purposes under all applicable Associated Agreements.

(b)	For purposes of this Article 5, “Default Period” means the period beginning fifteen (15) days from the date of receipt of a Default Notice by a Defaulting Party and its Credit Facility Secured Parties, if such Defaulting Party remains in default under Section 5.1(a), and ending when all of the Defaulting Party’s defaults have been remedied in full.

(c)	All amounts in default and not paid when due under this Agreement or any Associated Agreement shall bear interest at the Default Interest Rate from the due date to the date of payment.

(d)	For the avoidance of doubt (i) EXCO shall not be in default with respect to the payment of its share of Development Costs or any EXCO Member’s Percentage Interest share of Capital Contributions to a Joint Entity to the extent that BG or any BG Member is responsible for such Development Costs or Capital Contributions as required by Section 2.2 and BG fails to pay, or cause a BG Member to pay, as applicable, its Carried Costs when due, and (ii) in the event BG fails to pay, or cause a BG Member to pay, as applicable, its Carried Costs when due and BG and/or such BG Member has not exercised its rights under Section 5.1(e) with respect to such Carried Costs (if applicable), then BG and such BG Member, as applicable, shall be in default under this Agreement upon its receipt of a Default Notice and its failure to so cure such default as provided in Section 5.1(a). Except as set forth in Section 5.1(e), no default by EXCO under this Agreement shall affect BG’s obligation to pay, or cause a BG Member to pay, as applicable, the Carried Costs when due as required by Section 2.2.

(e)	Notwithstanding anything to the contrary herein, at any time upon which EXCO is a Defaulting Party hereunder and prior to the Carry Termination Event, BG and the BG Members shall have the right but not the obligation to, upon notice to EXCO, make payments into the Joint Operations Account toward all or a portion of the Total Amount in Default of EXCO and its Affiliates and to set off such payments against their respective obligations to pay Carried Costs and, upon such payment and set off, such obligation to pay such Carried Costs (to the extent of the amount so paid and set off) shall be deemed satisfied.

Section 5.2 Certain Consequences of Default.

(a)	Notwithstanding any other provision in this Agreement or any Associated Agreement to the contrary, during the Default Period, a Defaulting Party shall be subject to all rights and remedies available to the Affected Parties under the relevant Applicable Operating Agreements, Joint Entity Agreements and other Associated Agreements and in addition, a Defaulting Party shall have no right to:

(i)	make or elect to participate in, directly or through an affiliated Entity Member, any proposal under this Agreement or any Applicable Operating Agreement;

(ii)	vote on any matter with respect to which approval is required under the express terms of this Agreement or any Associated Agreement (excluding any amendment or waiver of the terms of any such agreement);

(iii)	call any (A) Operating Committee or subcommittee meeting or (B) any meeting of the Management Board or any subcommittee of the Management Board;

(iv)	vote on any matter coming before the (A) Operating Committee or any subcommittee (except for any amendment to the Development Work Program pursuant to Section 4.1) or (B) the Management Board or any subcommittee of the Management Board (excluding any amendment of the applicable Joint Entity Agreement or waiver of the terms of such agreement);

(v)	access any data or information relating to any operation conducted under this Agreement or any Associated Agreement (except to the extent (i) that the Defaulting Party is Joint Development Operator or is a Party Operator, or (ii) such Defaulting Party or any of its Affiliates is providing services to a Joint Entity pursuant to a services agreement, and in either case such data is necessary for such Person to perform its responsibilities in such capacity);

(vi)

Transfer all or any part of its interests in its Joint Development Interest or Encumber all or any part of its Joint Development Interest except in a case of (A) a Transfer (or a transfer pursuant to a Credit Facility Foreclosure) of a Joint Development Interest to a Person or Encumbrance in favor of a

Person who simultaneously with such Transfer (or transfer) or Encumbrance satisfies in full the Total Amount in Default of such Defaulting Party and its Affiliates, or (B) a Credit Facility Encumbrance granted pursuant to a borrowing for which all or a portion of the proceeds thereof are used to pay the entire amount of the Total Amount in Default of such Defaulting Party and its Affiliates;

(vii)	withhold consent to any Transfer of all or an undivided portion of the Joint Development Interest (including a Material Interest), or a Change in Equity Ownership, of an Affected Party pursuant to this Agreement or the applicable Associated Agreement, or exercise its preferential purchase right provided for in this Agreement or the applicable Associated Agreement in the event of such a Transfer by an Affected Party or in the event of a Change in Equity Ownership of an Affected Party; or

(viii)	elect to acquire any portion of an Acquired Interest pursuant to Article 9.

(b)	In addition to the other remedies available to the Affected Parties under this Agreement and any other rights available to each Affected Party to recover its share of the Total Amount in Default, from and after the later to occur of the thirtieth (30th) day of the Default Period or the time upon which the Defaulting Party’s and its Affiliates’ collective balance in the Joint Operations Account is equal to zero (0), (i) a Defaulting Party shall have no right to receive its Entitlement from the Leases included in the Development Assets, and the Affected Parties shall have the right to collect such Entitlement and (b) a Defaulting Party shall have no right to receive distributions from any Joint Entity, and such distributions shall instead be made to the Affected Parties who are Entity Members of the relevant Joint Entity, in each case until the expiration of the Default Period. Amounts received by the Affected Parties from the sale of such Entitlement and from such distributions shall be applied toward the Total Amount in Default as provided in Section 5.2(f).

(c)	Furthermore, during the Default Period, the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Development Party in taking, any actions approved by the non-defaulting Development Parties during the Default Period which cannot be conducted as Sole Risk Development Operations under the terms of any Applicable Operating Agreement or Sole Risk Entity Operations under the terms of any Joint Entity Agreement.

(d)	Any Default Notice shall include a statement of the amount of money that the Defaulting Party has failed to pay.

(e)

The commencement of a Default Period shall not impair the Joint Development Operator’s right to use amounts held in the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates for the purpose of paying Permitted Expenses for the account of such Defaulting Party and its Affiliates, and the Joint Development Operator shall continue to apply funds so held for this purpose until all funds held in the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates have been exhausted. Upon the commencement and continuation of the Default Period, beginning on the first Business Day of the Calendar Month preceding the Calendar Month during which the amounts held in the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates will no longer be sufficient to pay the Defaulting Party’s and its Affiliates’ shares of Permitted Expenses (other than, if applicable, Carried Costs), and monthly thereafter until sufficient funds have been restored to the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates to pay the Defaulting Party’s and its Affiliates’ shares of the following Calendar Month’s Permitted Expenses, Joint Development Operator, or if Joint Development Operator or any Affiliate of Joint Development Operator is the Defaulting Party, any Affected Party or Affected Parties, shall send the non-defaulting Development Parties and non-defaulting Entity Members a statement of the sum of money that such parties are required to pay with respect to the Defaulting Party’s and its Affiliates’ share of Permitted Expenses for the following Calendar Month, and, except to the extent such amounts have been satisfied by (i) payments by BG and any BG Member pursuant to Section 5.1(e) or (ii) by amounts paid to restore the amounts held in the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates pursuant to Section 5.2(f), the non-defaulting Development Parties or Entity Members shall pay such amount within fifteen (15) days following receipt of the statement in accordance with the terms of Section 2.3. If any non-defaulting Development Party or Entity Member fails to timely satisfy such obligations, such non-defaulting Development Party or Entity Member and its Affiliates shall thereupon be Defaulting Parties subject to the provisions of this Article 5. If all non-defaulting Development Parties or non-defaulting Entity Members, as applicable, fail to timely satisfy such obligations, the Development Parties or Entity Members shall be deemed to have unanimously determined not to make such expenditure and the Defaulting Party shall no longer be deemed to be in default with respect to such expenditure.

(f)

All amounts collected with respect to a Defaulting Party and its Affiliates pursuant to Section 5.2(b), any other payments by or on behalf of a Defaulting Party or its Affiliates prior to satisfaction of the Total Amount in Default, and all amounts collected under any Joint Entity Agreement with respect to such Defaulting Party and its Affiliates shall, during the continuation of the default, be aggregated and applied to satisfy the Total Amount in Default with respect to such Defaulting Party and its Affiliates, ratably in proportion to the portion of the Total Amount in Default owed by each. Amounts received with respect to any component of the Total Amount in Default shall be paid first to the non-defaulting Development Parties or non-defaulting Entity Members, as applicable, in proportion to the amounts paid by each pursuant to Section 5.2(e) and (if applicable) under the applicable Joint Entity Agreement with respect to such component and second to restore the amount held in the Joint Operations Account for the benefit of the Defaulting Party and its Affiliates to the amount that would be required under Section 2.3. The non-defaulting Development Parties and

Entity Members shall be entitled to enforce any and all security available to them under the Applicable Operating Agreements, Joint Entity Agreements and other Associated Agreements with respect to such Defaulting Party’s and its Affiliates’ Total Amount in Default, regardless of the specific agreement or particular Affiliate to which any particular component of the Total Amount in Default relates. For any Joint Entity Agreement that provides for reduction of a defaulting Entity Member’s Membership Interest based upon Capital Contributions made by such Entity Member when compared to those made by all Entity Members, the non-defaulting Entity Members shall be entitled, at their option, to make the calculation using the aggregates of all payments made by the defaulting Entity Member and its Affiliates pursuant to this Agreement and of all payments made by all Entity Members and their Affiliates pursuant to this Agreement, in lieu of using Capital Contributions made under the Joint Entity Agreement alone.

Section 5.3 Right to Costs of Enforcement. Each Affected Party shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and other reasonable costs sustained in the collection of amounts owed by the Defaulting Party.

Section 5.4 Cumulative and Additional Remedies. The rights and remedies granted to an Affected Party in this Article 5 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Affected Party, at Law, in equity or otherwise. Each right and remedy available to an Affected Party may be exercised from time to time and so often and in such order as may be considered expedient by an Affected Party in its sole discretion.

Section 5.5 Remedies for Failure to Pay Carried Costs.

(a)	If BG or any BG Member becomes a Defaulting Party with respect to any Carried Costs, (a “Carried Cost Default”), then in addition to a Default Notice with respect thereto, EXCO will give notice of such Carried Cost Default (a “Carried Cost Default Notice”) to BG (and, if applicable, such BG Member). If BG fails to pay, or cause such BG Member to pay, such owed and undisputed Carried Costs within fifteen (15) days of BG’s (and, if applicable, such BG Member’s) receipt of a Carried Cost Default Notice, then, at the option of EXCO (exercisable at any time prior to the cure of such Carried Cost Default), which option shall be exercised by notice to BG (and, if applicable, such BG Member) (the “Carried Cost Election Notice” ), BG shall pay, or shall cause the BG Members to pay, to EXCO: (i) the Carried Cost Balance, plus (ii) interest on the past due portion of the Carried Cost Balance at the Default Interest Rate from the date of such non-payment of Carried Costs until such payment is made. Such payment of the Carried Cost Balance, plus applicable interest, shall be made within fifteen (15) days following BG’s and/or the BG Member’s receipt of the Carried Cost Election Notice.

(b)	If EXCO elects to exercise its rights pursuant to this Section 5.5, BG and/or such BG Member shall be deemed to no longer be in default of its obligations to pay Carried Costs in accordance with the terms of Section 2.2 of this Agreement, and such obligation to pay Carried Costs shall be deemed to be fully satisfied and, at EXCO’s option (exercised by notice to BG within fifteen (15) days following BG’s and/or the BG Member’s receipt of the Carried Cost Election Notice), this Agreement shall terminate. EXCO shall be entitled to exercise any and all rights and remedies that may be available to EXCO to enforce its rights under this Section 5.5, whether set forth in this Agreement, the Applicable Operating Agreement, at Law, in equity (including specific performance of this Agreement) or otherwise.

ARTICLE 6

TRANSFERS

Section 6.1 Maintenance of Uniform Interest; Tag-Along Right; Minimum Participating Interest; Transfers by Defaulting Parties.

(a)	For the purpose of maintaining uniformity of ownership in the AMI Area as among the Development Parties, from and after the Closing Date, no Development Party shall, and each Development Party shall cause each of its affiliated Entity Members not to, Transfer any portion of its Joint Development Interest unless such Transfer covers (1) the entirety of such Development Party’s and its Affiliates’ (including its affiliated Entity Members’) Joint Development Interests, or an equal undivided percentage of all of such Development Party’s and its Affiliates’ Joint Development Interest, (2) a Material Interest or (3) an Other Interest. Furthermore, no Development Party shall undergo, or shall permit its affiliated Entity Members to undergo, a Change in Equity Ownership unless such Change in Equity Ownership covers the entirety of the Equity Ownership in such Development Party and its affiliated Entity Members or an equal undivided percentage of the Equity Ownership of each of the Development Party and its affiliated Entity Members. The requirement in this Section 6.1(a) is intended to ensure, among other things, that each Entity Member of the Company has an Affiliate that is a Development Party, and that each Development Party has an Affiliate that is an Entity Member of the Company.

(i)	Any Transfer by a Development Party or Entity Member of a Joint Development Interest (other than a Material Interest or Other Interest) shall also transfer a proportionate share of the Transferring Development Party’s and its Affiliates’ interests in this Agreement and all of the Associated Agreements other than Secondment Agreements.

(ii)	A Development Party or Entity Member may select which of its and its Affiliates’ interests in each Development Asset and Joint Entity comprise the Transferred undivided interest where interests in any such Development Asset or Joint Entity are owned by more than one Affiliate.

(iii)	Except in the case of a Development Party transferring all of its Joint Development Interest, no Transfer of its Joint Development Interest (other than a Material Interest or Other Interest) shall be made by a Development Party which results in the transferor or transferee holding a JDA Interest of less than ten percent (10%).

(iv)	For the avoidance of doubt, nothing in this Section 6.1(a) shall prevent a Development Party from Transferring a Material Interest or an Other Interest in accordance with the terms and conditions of this Agreement.

(b)	In the event any Development Party (the “Tag Offeror”) proposes to Transfer its leasehold, working or mineral fee interest and obligations with respect to Outside AMI Rights (the “Tag Assets”) to a third party other than an Affiliate of such Tag Offeror (such Person, a “Tag Transferee”), it shall, once the final terms and conditions of such Transfer (the “Tag-Along Transaction”) have been fully negotiated, send an offer notice (a “Tag Notice”) to the Company and each other Development Party (each, a “Tag Offeree”) granting such Tag Offerees the opportunity to join in the Tag-Along Transaction on a pro rata basis in proportion to each Tag Offeree’s Participating Interest in the Tag Assets and on the same terms and conditions. A Tag-Along Transaction shall not provide the Tag Transferee with any Tag Right related to any leasehold, working or mineral fee interest and obligations with respect to any Development Assets inside of the AMI Area.

(i)	The Tag Notice shall disclose all the final terms and conditions of the Tag-Along Transaction (including the purchase price thereof expressed in U.S. dollars) and be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.

(ii)	Each Tag Offeree shall have the right (a “Tag Right”), exercisable by delivery of notice to the Tag Offeror at any time within ten (10) days after receipt of the Tag Notice, to sell pursuant to such Tag-Along Transaction and upon the terms and conditions set forth in the Tag Notice, up to such Tag Offeree’s pro rata portion of the Tag Assets; provided, however, that if the proposed Tag Transferee is unwilling to purchase all of the Tag Assets requested to be included by all exercising Tag Offerees and the Tag Assets held by the Tag Offeror subject to the Tag-Along Transaction, then each Tag Offeree shall have the right to sell pursuant to such Tag-Along Transaction, at the offer price and upon the terms and conditions set forth in the Tag Notice, a portion of such Tag Offeree’s Tag Assets as provided in the next succeeding sentence. If any Tag Offeree has exercised its Tag Right and the proposed Tag Transferee is unwilling to purchase all of the Tag Assets proposed to be transferred by the Tag Offeror and all exercising Tag Offerees (determined in accordance with the first sentence of this Section 6.1(b)(ii)) then the Tag Offeror and each exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Participating Interests in such Tag Assets, the amount of such Tag Assets that each otherwise would have sold so as to permit the Tag Offeror and each exercising Tag Offeree to sell the portion of the Tag Assets (determined in accordance with such reduced Participating Interests) that the proposed Tag Transferee is willing to purchase (the “Tag Purchased Assets”).

(iii)	The Tag Offerees and such Tag Offeror shall sell to the proposed Tag Transferee all the Tag Assets proposed to be Transferred by the Tag Offerees and such Tag Offeror, or at the option of the proposed Tag Transferee, the Tag Purchased Assets, upon the same terms and conditions, individually and in the aggregate (adjusted as necessary to reflect the Tag Purchased Assets), as those in the Tag-Along Transaction and the Tag Notice and at the time and place of the closing of the Tag-Along Transaction as provided for in the Tag Notice (subject to extension to the extent necessary to pursue any required regulatory approvals), or on such other terms and conditions and at such other time and place as the Tag Offerees, such Tag Offeror and the proposed Tag Transferee shall agree in writing.

(c)	No Defaulting Party may Transfer all or any part of its Joint Development Interest or any other Development Asset unless and until the Total Amount in Default is paid by such Defaulting Party or its transferee or any other Person on behalf of such Defaulting Party.

Section 6.2 Requirements for Transfer.

(a)	Any Transfer or Encumbrance of all or any portion of a Joint Development Interest (excluding any Material Interest or Other Interest) must expressly be made subject to this Agreement and, to the extent applicable, the Associated Agreements. Notwithstanding the foregoing, no Credit Facility Encumbrance shall be subject to the terms and conditions of this Agreement or any Associated Agreement, except that Credit Facility Encumbrances granted at or after the Closing Date (other than Credit Facility Encumbrances granted pursuant to the Existing EXCO Credit Facility) shall be subject to Section 3.4 (excluding Section 3.4(f)) and Article 8 of this Agreement and all Joint Development Operating Agreements.

(b)

A transferee of any Transfer of a Joint Development Interest in the Development Assets shall have no rights under this Agreement or the Associated Agreements unless and until such transferee (i) provides the non-transferring Development Parties and Joint Development Operator executed counterparts of the instrument or instruments providing for such Transfer, (ii) expressly undertakes to be bound by the terms of this Agreement and the Associated Agreements through the execution and delivery of an instrument in substantially the form attached hereto as Exhibit “F” (the “Assumption Agreement”) and (iii) either (A) delivers (1) where EXCO is the transferor, a guarantee from a direct or indirect parent company of such transferee of comparable or better credit quality to the credit quality on the Closing Date of the guarantor for the Joint Development Interest being transferred or (2) where BG is the transferor, a guarantee from a direct or indirect parent company of such transferee that has a long-term credit rating from

Standard & Poor’s Ratings Group of not less than “BB-” or a long-term credit rating from Moody’s Investors Service, Inc. of not less than “Ba3”, in each case in favor of each of the other Parties in substantially the form of Exhibits “A” and “H” or (B) delivers written confirmation from the transferor that the guarantee furnished by the transferor with respect to the Joint Development Interest being transferred will remain in full force and effect with respect to that interest following the Transfer.

(c)	Any transferee of any Membership Interests in a Joint Entity shall have no rights under this Agreement or the Associated Agreements unless and until it complies with all conditions precedent of a Membership Interest transfer in the applicable Joint Entity Agreement.

(d)	Any Affiliate of a Development Party that is not a Development Party and that receives a Transfer of a Membership Interest in a Joint Entity other than the Company, must execute a ratification of this Agreement in a form substantially similar to Exhibit “I”.

Section 6.3 Liability of Transferor/Transferee. With respect to any Transfer of a Joint Development Interest (other than a Material Interest or Other Interest):

(a)	a transferring Party shall, notwithstanding such Transfer, be liable to the other Parties, including the Joint Development Operator, for its obligation to fund its share (as of the time of the Transfer) of (i) the Development Operations in which it is participating included in approved Annual Work Program and Budgets (including multi-year expenditures included in more than one Annual Work Program and Budget) as of the date of the Transfer and (ii) Sole Risk Development Operations in which such Development Party is participating;

(b)	a transferring Entity Member shall, notwithstanding such Transfer, be liable to its Joint Entity, the other Entity Members and Joint Development Operator for its obligation to fund its share (as of the time of the Transfer) of (i) Capital Contributions to its Joint Entities with respect to Development Operations in which such Joint Entities are participating included in approved Annual Work Program and Budgets (including multi-year expenditures included in more than one Annual Work Program and Budget) as of the date of the Transfer and (ii) Sole Risk Entity Operations in which such Entity Member is (directly, through an affiliated Development Party, or by participation of the Joint Entity on its behalf) participating;

(c)	each transferring Party and Entity Member shall also be liable for its share of all other obligations, in each case, accrued under this Agreement or any Associated Agreement (including, in the case of any Entity Member, its share of Capital Contributions required to fund its Joint Entity’s share of obligations accrued under an Applicable Operating Agreement entered into by the Joint Entity) on or prior to such Transfer;

(d)	Upon compliance of its transferee with the terms of Section 6.2, each transferring Party and Entity Member (and, if a replacement guarantee complying with Section 6.2(b)(iii) is furnished, each guarantor of its obligations under this Agreement and any Associated Agreement) shall be released from any other obligations accruing after the date of the Transfer under this Agreement or any Associated Agreement with respect to the Joint Development Interest being Transferred and for which it is not liable under Section 6.3(a), (b) or (c) above, except in the case where the Transfer at issue is made to an Affiliate or where there is a Credit Facility Foreclosure on all or any part of a Party’s Joint Development Interest, in which cases the transferring Party or Party subject to the foreclosure, as applicable, shall remain primarily liable for all such obligations; and

(e)	for purposes of this Section 6.3, costs of plugging and abandoning wells and decommissioning facilities in which the transferring Party or an applicable Joint Entity has participated (or has paid a share of the costs under the preceding sentence) shall be considered to accrue at the time when applicable operator cash calls such amounts or the Parties or the Joint Entities are required to provide security for such amounts under the terms of this Agreement or the Associated Agreements, whichever is earlier.

Section 6.4 Encumbrances by Parties. Nothing contained in this Article 6 or in Articles 7 or 8 shall prevent a Party from Encumbering all or any undivided share of its Joint Development Interest or any other interest in the Development Assets to a third party after the Closing Date, provided that:

(a)	such Party shall remain liable for all obligations relating to such Joint Development Interest except as provided in Section 6.3; and

(b)	other than with respect to a Credit Facility Encumbrance, such Encumbrance shall be expressly subordinated to the rights of the other Parties under this Agreement, including any mortgage or security interest provided for herein or in the Associated Agreements, which subordination shall be expressly for the benefit of the other Parties.

ARTICLE 7

CONSENT TO ASSIGNMENT

Section 7.1 Certain Transfers during Initial Three Year Period. From and after the Closing Date and until the third anniversary of the Closing Date (such period, the “Initial Three Year Period”), no Development Party shall, and no Development Party shall permit any of its affiliated Entity Members to, Transfer all or any part of its Joint Development Interest (except an Other Interest) or undergo a Change in Equity Ownership without the prior written consent of each other Development Party, which consent may be withheld for any reason in the sole discretion of such other Development Party, provided that no such consent shall be required for any Transfer of all or any part of a Development Party’s or affiliated Entity Member’s Joint Development Interest to an Affiliate of such Development Party, provided that any subsequent

Transfer of a Joint Development Interest (except an Other Interest) by such Affiliate of such Development Party to a Person that is not an Affiliate of such Development Party during the Initial Three Year Period shall require the prior written consent of the other Development Parties, which consent may be withheld for any reason in the sole discretion of such other Development Parties. Further, during the Initial Three Year Period, no Affiliate of a Development Party that has been Transferred a Joint Development Interest (unless limited to an Other Interest) may undergo a Change in Equity Ownership without the prior written consent of each other Development Party, which consent may be withheld for any reason in the sole discretion of such other Development Party.

Section 7.2 Other Transfers. A Development Party or its affiliated Entity Member shall be permitted to Transfer all or any part of its Joint Development Interest after the Initial Three Year Period, provided that a transferee must with its Affiliates have the financial ability to perform its future payment obligations hereunder and under the Associated Agreements and the technical ability to participate in the planning of future operations.

Section 7.3 Additional Consent Requirements. For the avoidance of doubt, any Transfer of a Joint Development Interest (except an Other Interest) shall also be subject to any restrictions on Transfer set forth in the Associated Agreements applicable thereto in addition to those set forth in this Agreement; provided that to the extent any such Associated Agreement contains a right to withhold consent to Transfer or a preferential purchase right in favor of another Development Party, as between the transferring Development Party and the other Development Parties that are parties to such Associated Agreement, any such consent right or preferential purchase right in such Associated Agreement shall not apply so long as this Agreement remains in effect; and, provided further that, to the extent any Joint Entity Agreement contains any right to withhold consent to Transfer or any preferential purchase right in favor of another Entity Member, as between the transferring Entity Member and the other Entity Members that are parties to such Joint Entity Agreement, any such consent right or preferential purchase right in such Joint Entity Agreement shall not apply so long as this Agreement remains in effect.

Section 7.4 Consents for Transfer of Joint Development or Party Operatorship. Except as may be expressly required by the terms of this Agreement, neither Joint Development Operator nor any Party Operator may transfer all or any part of its rights or obligations as Joint Development Operator hereunder or as Party Operator under any Applicable Operating Agreement without the prior written consent of each Development Party, which consent may be withheld for any reason in the sole discretion of such Development Party.

ARTICLE 8

PREFERENTIAL RIGHT TO PURCHASE; CHANGES IN EQUITY OWNERSHIP

Section 8.1 Preferential Right to Purchase. Any Transfer of all or a portion of a Development Party’s or Entity Member’s Joint Development Interest, other than a Transfer thereof to a Wholly-Owned Affiliate or a Transfer of an Other Interest shall be subject to the following procedure.

(a)	Once the final terms and conditions of such Transfer have been fully negotiated and are binding upon the parties thereto, the transferring Development Party or Entity Member and all its Affiliates who are also proposing to Transfer shall jointly disclose all such final terms and conditions as are relevant to the acquisition of the Joint Development Interest (and, if applicable, the determination of the Cash Value of the Joint Development Interest) in a notice to the non-transferring Development Parties and Entity Members with Membership Interests in the applicable Joint Entity(ies), which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each non-transferring Development Party and its affiliated Entity Members, as applicable, shall have the right to acquire the Joint Development Interest subject to such proposed Transfer from the transferring Development Party and Entity Member(s) on the terms and conditions described in Sections 8.1(c) and 8.1(d), as applicable, if, within sixty (60) days of the transferring Development Party’s or Entity Member’s notice, the non-transferring Development Party and its affiliated Entity Members deliver to the transferring Development Party or Entity Member a counter-notification that they accept such terms and conditions without reservations or conditions (subject to the other provisions of this Section 8.1, where applicable). If no non-transferring Development Party and its affiliated Entity Members deliver such counter-notification within such time, such Transfer to the proposed transferee may proceed without further notice, subject to the other provisions of this Agreement, under terms and conditions no more favorable to the transferee than those set forth in the notice to the non-transferring Development Parties and Entity Members, provided that such Transfer shall be concluded within one hundred twenty (120) days from the date of the notice. If such Transfer fails to be concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer, the transferring Development Party and Entity Members shall be required to re-offer the Joint Development Interest subject to the Transfer to the non-transferring Development Parties and their affiliated Entity Members in accordance with the terms and conditions of this Section 8.1. No Development Party or Entity Member shall have a right under this Section 8.1 to acquire any asset other than a Joint Development Interest, nor shall a Development Party or Entity Member be required to acquire any asset other than a Joint Development Interest, regardless of whether other properties are included in the Transfer at issue.

(b)	If more than one non-transferring Development Party and its affiliated Entity Members counter-notify that they intend to acquire the transferring Development Party’s and Entity Members’ Joint Development Interest that is subject to the proposed Transfer, then each such Development Party and its affiliated Entity Members shall acquire a proportion of the Joint Development Interest to be transferred equal to the ratio of its own Participating Interest or Percentage Interest, as applicable, to the total Participating Interests or Percentage Interests of all counter-notifying Development Parties or Entity Members, unless the counter-notifying Development Parties or Entity Members otherwise agree. In the event that a Person other than the Development Parties or their Affiliates validly exercises a preferential right to acquire all or a part of the transferring Development Party’s or Entity Member’s Joint Development Interest that is subject to the proposed Transfer, then the rights of the non-transferring Development Party or Entity Members shall be limited to the portion of the Joint Development Interest being transferred that is not acquired by such other Person.

(c)	In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each non-transferring Development Party or Entity Member shall have a right to acquire the Joint Development Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.

(d)	In the event of a Transfer of all or a portion of a Joint Development Interest that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferring Development Party or Entity Member shall include in its notification to the non-transferring Development Parties and Entity Members with Membership Interests in the applicable Joint Entity(ies) a statement of the proposed Cash Value of the Joint Development Interest subject to the proposed Transfer, and each non-transferring Development Party or Entity Member shall have a right to acquire such Joint Development Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Joint Development Interest for cash. In the case of a package sale, the non-transferring Development Parties and Entity Members may not acquire the Joint Development Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the non-transferring Development Parties’ and Entity Members’ rights to acquire the Joint Development Interest subject to the proposed package sale shall also terminate.

(e)

For purposes of Section 8.1(d), the Cash Value proposed by the transferring Development Party or Entity Member in its notice shall be conclusively deemed correct unless any non-transferring Development Party or Entity Member gives notice to the transferring Development Party or Entity Member within thirty (30) days of receipt of the transferring Development Party’s or Entity Member’s notice stating that it does not agree with the statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties or Entity Members, as applicable, shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party or Entity Member shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the transferring Development Party and Entity Members may elect to terminate the proposed Transfer, and any non-transferring Development Party and its affiliated Entity Members may elect to revoke their notice of intention to purchase, in either case by notice to the other Development Parties or Entity Members at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the transferring Development Party or Entity Member shall be the Cash Value provided by such Development Party or Entity Member in the notice provided to the non-transferring Development Parties and Entity Members pursuant to Section 8.1(d), and the Cash Value to be submitted to the independent expert by each non-transferring Development Party and its affiliated Entity Members shall be the Cash Value provided by such Development Party or its affiliated Entity Member in the notice provided to the transferring Development Party or Entity Member pursuant to this Section 8.1(e).

(f)	In the event that any Person other than a Development Party or an Affiliate of a Development Party validly exercises after the Closing Date a preferential right to purchase with respect to any Development Assets in connection with the transactions conducted under the Transfer Agreement or in connection with any subsequent Transfer subject to this Agreement, any such Development Assets and all other remaining interests of the Development Parties and Joint Entities in the same Oil and Gas Assets shall, following the closing of such preferential right acquisition, be deemed to be Excluded Interests, and the Participating Parties in such Development Interests shall be entitled to exercise the rights with respect thereto that are set forth in Sections 3.5(g) and 9.2(h).

Section 8.2 Changes in Equity Ownership.

(a)	Any Change in Equity Ownership of a Development Party or an Entity Member shall be subject to the terms and conditions of this Section 8.2. For purposes of this Section 8.2, the term “Acquired Party” shall refer to each Development Party or Entity Member that is subject to a Change in Equity Ownership, “Other Development Parties” shall refer to, in the case of a Development Party that is subject to a Change in Equity Ownership, all other Development Parties not subject to the Change in Equity Ownership and, in the case of an Entity Member that is subject to Change in Equity Ownership, all other Entity Members that are not subject to the Change in Equity Ownership, and “Acquiror” shall refer to the third party proposing to acquire an equity interest in the Acquired Party in the Change in Equity Ownership.

(b)

Once the final terms and conditions of a Change in Equity Ownership have been fully negotiated and are binding upon the parties thereto, all affiliated Acquired Parties shall disclose all such final terms and conditions as are relevant to the acquisition of such Acquired Parties’ Joint Development Interest and other interests in the Development Assets and the determination of the Cash Value of that Joint Development Interest and other interests in a notice to the Other Development Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each Other Development Party shall have the right to acquire the Acquired Parties’ Joint Development Interests and other interests in the Development Assets on the terms and conditions described in Section 8.2(d) if, within sixty (60) days of the Acquired Parties’ notice, the Other Development Party delivers to the Acquired Party a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to the other provisions of this Section 8.2, where applicable). If no Other Development Party delivers such counter-notification, the Change in Equity Ownership may proceed without further notice, subject to the other provisions of this Article 8, under terms and conditions no more favorable to the Acquiror than those set forth in the notice to the Other Development Parties, provided that the Change in Equity Ownership shall be concluded within one hundred twenty (120) days from the date of the notice. If the Change in Equity Ownership fails to be concluded within such period and the direct or indirect owners, as the case may be, of the

Acquired Parties desire thereafter to proceed with such proposed Change in Equity Ownership, the Acquired Parties shall be required to re-offer the Joint Development Interest and other interests in the Development Assets subject to the Change in Equity Ownership to the Other Development Parties in accordance with the terms and conditions of this Section 8.2. No Other Development Party shall have a right under this Section 8.2 to acquire any asset other than a Joint Development Interest, nor shall any Other Development Party be required to acquire any asset other than a Joint Development Interest and other interests in the Development Assets, regardless of whether other properties are subject to the Change in Equity Ownership.

(c)	If more than one Other Development Party counter-notifies that it intends to acquire the Acquired Parties’ Joint Development Interest and other interests in the Development Assets that are subject to the proposed Change in Equity Ownership, then each such Other Development Party shall acquire a proportion of the Joint Development Interest subject to the Change in Equity Ownership equal, in the case of Development Assets, to the ratio of its own Participating Interest to the total Participating Interests of all counter-notifying Other Development Parties, and, in the case of Membership Interests in any Joint Entity, to the ratio of its own Percentage Interest to the total Percentage Interests of all counter-notifying Other Development Parties, unless the counter-notifying Other Development Parties otherwise agree.

(d)	The Acquired Party shall include in its notification to the Other Development Parties a statement of the proposed Cash Value of the Joint Development Interest subject to the proposed Change in Equity Ownership, and each Other Development Party shall have a right to acquire such Joint Development Interest and other interests in the Development Assets for the Cash Value, on the final terms and conditions negotiated with the Acquiror that are relevant to the acquisition of a Joint Development Interest and other interests in the Development Assets for cash. No Other Development Party may acquire the Acquired Parties’ Joint Development Interest and other interests in the Development Assets pursuant to this Section 8.2 unless and until completion of the Change in Equity Ownership. If for any reason the Change in Equity Ownership agreement terminates without completion, the Other Development Parties’ rights to acquire the Joint Development Interest and other interests in the Development Assets subject to the proposed Change in Equity Ownership shall also terminate.

(e)

For purposes of Section 8.2(d), the Cash Value proposed by the Acquired Party in its notice shall be conclusively deemed correct unless any Other Development Party gives notice to the Acquired Parties within thirty (30) days of receipt of the Acquired Parties’ notice stating that it does not agree with the Acquired Parties’ statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the Acquired Parties may elect to terminate the proposed Change in Equity Ownership, and any Other Development Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Development Parties at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquired Parties shall be the Cash Value provided by such Acquired Parties in the notice provided to the non-transferring Development Parties pursuant to Section 8.2(d), and the Cash Value to be submitted to the independent expert by each Other Development Party shall be the Cash Value provided by such Other Development Party in the notice provided to the Acquired Parties pursuant to this Section 8.2(e).

ARTICLE 9

AREA OF MUTUAL INTEREST; CERTAIN RENTALS; JOINT ENTITIES

Section 9.1 Creation of Area of Mutual Interest. The Development Parties agree that the AMI Area shall be an area of mutual interest.

Section 9.2 Area of Mutual Interest Procedures.

(a)

If, during the period commencing on January 1, 2010 and ending on January 1, 2020, a Development Party or any Affiliate thereof (such Development Party, whether it or its Affiliate is the acquiror, an “Acquiring Development Party”) completes an Acquisition in the AMI Area or an Equity Acquisition relating to an entity holding Oil and Gas Assets in the AMI Area from a non-Affiliate (a “Selling Party”), the Acquiring Development Party shall provide written notice (an “Offer Notice”) to the other Development Parties (each, a “Non-Acquiring Development Party”), which notice shall disclose all final terms and conditions relevant to the Acquisition or Entity Acquisition and be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions; provided that (i) where EXCO or any of its Affiliates is the Acquiring Development Party (A) it shall not be required to deliver any Offer Notice with respect to the Additional Interests, and the Additional Interests shall be subject to the provisions of the Transfer Agreement and not the provisions of this Article 9 and (B) it shall not be required to deliver any Offer Notice relating to any such Acquisition or Entity Acquisition by EXCO or any of its Affiliates occurring on or after the tenth day prior to the Closing Date up the Closing Date until five (5) Business Days after the Closing Date, and (ii) where BG or any of its Affiliates is the Acquiring Development Party, it shall not be required to deliver any Offer Notices relating to any Acquisition or Equity Acquisition by BG or any of its Affiliates occurring on or after January 1, 2010, but prior to the Closing Date until five (5) Business Days after the Closing Date. Subject to the rights of any third parties under any relevant Applicable Operating Agreement, each Non-Acquiring Development Party shall have the right (but not the obligation) to acquire its undivided Participating Interest share (the “Offered Interest”) in the Oil and Gas Assets (or, in the case of an Entity Acquisition, if the direct or indirect interests of the acquired entity in Oil and Gas Assets in the AMI Area make up more than seventy-five percent (75%) of the total Cash Value of the interest acquired or to be acquired, at the option of the Non-Acquiring Development Parties, to be determined by a majority in interest based on their Participating Interests, the right (but not the obligation) to acquire its Offered Interest in the entity itself) (as applicable, the “Acquired Interest”) upon the same terms and conditions on which the Acquiring Development Party or its Affiliate acquired the Acquired Interest, and effective on the same date on which the Acquiring Development Party’s or its Affiliate’s Acquisition was effective, subject to the Non-Acquiring Development Party assuming its Participating Interest share of all duties and obligations with respect to the Acquired Interest and paying the Acquiring Development Party the Non-Acquiring Development Party’s Participating Interest share of any consideration paid by the Acquiring Development Party or its Affiliate (and, in the case of Acquired Interests including Leases, any lease broker costs incurred in acquiring such Leases). Notwithstanding anything to the contrary in the preceding sentence, in the event that one or more Non-Acquiring Development Parties elect not to acquire their Offered Interests, each Non-Acquiring Development Party’s Offered Interest shall be that portion of the Acquired Interest that such Non-Acquiring Development Party’s Participating Interest bears to the aggregate Participating Interests of the Acquiring Development Party and the Non-Acquiring Development Parties electing to participate in such Acquisition or Equity Acquisition of the Acquired Interest. An Acquiring Development Party shall use commercially reasonable efforts to assign a share of its or its Affiliate’s rights and obligations under the acquisition documents to the Non-Acquiring Development Parties, provided that the Acquiring Development Party shall not be required to pay cash or otherwise surrender value or incur any liability to the Selling Party to obtain such a right. Within fifteen (15) days of the delivery of an Offer Notice, the Acquiring Development Party shall provide the Non-Acquiring Development Parties with access to complete well files and all geological and geophysical, title, environmental, contract and other information about the applicable Oil and Gas Assets (and if applicable, the entity holding them) to which the Acquiring Development Party has access, and until the earlier of (i) the expiration of the sixty (60) day election period in Section 9.2(b) or (ii) an election by the Non-Acquiring Development Party to acquire its Offered Interest, the Acquiring Development Party shall notify each Non-Acquiring Development Party of any material developments (positive or adverse) that may occur with respect to the Offered Interest.

(b)

Each Non-Acquiring Development Party shall have a period of sixty (60) days after receipt of the Offer Notice to notify the Acquiring Development Party in writing whether it elects to acquire its Offered Interest. Failure to give timely notice of such election shall be deemed an election not to acquire its Offered Interest. If a Non-Acquiring Development Party timely elects to acquire its Offered Interest, then the Acquiring Development Party and such Non-Acquiring Development Party shall, as promptly as commercially practicable, enter into agreements for the Transfer of the Non-Acquiring Development Party’s Offered Interest on substantially the same terms as provided in the agreements between the Selling Party and the Acquiring Development Party or its Affiliate (with such changes as may be necessitated by the differences in parties, the transfer of only a Participating Interest share, the inclusion of lease broker costs to the extent required by Section 9.2(a), and, if applicable, the apportionment of rights from an Equity Acquisition or package deal or the payment of Cash Value in lieu of other consideration), provided that the Acquiring Development Party shall in no event have liability to the Non-Acquiring Development Party for representations, warranties or indemnities with respect to the Acquired Interest in excess of the Non-Acquiring Development Party’s Offered Interest share of amounts that the Acquiring Development Party or its Affiliate actually recovers under the third party acquisition agreement and related documents for the same matters. Subject to the foregoing, the Parties shall execute and deliver the applicable documents and take such other actions as shall be reasonably required to accomplish the transfer promptly after the Non-Acquiring Development Party’s exercise of its option, and the Non-Acquiring Development Party shall pay its Offered Interest share of any consideration paid by the Acquiring Development Party or its Affiliate, or the Cash Value in lieu thereof, as provided for herein; provided, however, that such execution and delivery of the mutually agreed instruments of transfer (in recordable form if applicable) by the Selling Party or Acquiring Development Party, as applicable, transferring ownership of the Offered Interest to such Non-Acquiring Development Party and payment of such consideration shall occur simultaneously and each such action shall be contingent upon the other. Should the Non-Acquiring Development Party fail to tender payment in full on the date due under the instruments of transfer, interest will accrue at the Default Interest Rate on the purchase price for the Offered Interests until such payment is made or, at the option of the Acquiring Development Party, to be exercised by notice to the Non-Acquiring Development Party prior to the cure of the default, the Non-Acquiring Development Party shall be deemed to have elected not to acquire its Offered Interest.

(c)	If the Acquired Interest arises out of a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations (or is an interest in an entity that is subject to a similar obligation), the election by a Non-Acquiring Development Party to acquire its Offered Interest shall also constitute an election by such Non-Acquiring Development Party to join the Acquiring Development Party in all operations and obligations required to earn such Offered Interest (or, if the acquired interest is an interest in an entity, the applicable interest in such entity’s Oil and Gas Assets) under such an agreement and to bear its proportion of the cost thereof (including, if applicable, any Carried Costs relating thereto and such operations shall automatically be added to the Development Work Program and the relevant Annual Work Program and Budget). However, nothing in this Section 9.2(c) shall be construed to prevent any Development Party from electing not to join in a completion attempt of an earning or obligation well drilled under the terms of a farmout agreement or similar agreement if such Development Party (or the applicable entity) is not obligated to do so under the terms of such farmout agreement or similar agreement.

(d)	In the event an Acquired Interest is not acquired pursuant to a Cash Transfer or is acquired with other properties included in a wider transaction (package deal) or, subject to the election by the Non-Acquiring Development Parties pursuant to Section 9.2(a), is an Entity Acquisition, the Acquiring Development Party shall include in its notification to the Non-Acquiring Development Parties a statement of the Cash Value of the Acquired Interest (excluding the drilling of wells or performance of other obligations included as part of the consideration), and each Non-Acquiring Development Party shall have a right to acquire its Offered Interest on the same final terms and conditions as were negotiated with the proposed transferor except that it shall pay the Cash Value in immediately available funds to the Acquiring Development Party at the time of its acquisition of the Offered Interest in lieu of the consideration (excluding the drilling of wells or performance of other obligations included as part of the consideration) payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified to reflect the acquisition of the Offered Interest for cash. In the case of a package sale or an Entity Acquisition, the Non-Acquiring Development Parties may not acquire an interest in the Acquired Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale or Entity Acquisition transferor. If for any reason the package sale or Entity Acquisition terminates without completion, the Non-Acquiring Development Parties’ rights to acquire the Acquired Interest subject to the proposed package sale shall also terminate.

(e)	For purposes of Section 9.2(d), the Cash Value proposed by the Acquiring Development Party in its notice shall be conclusively deemed correct unless any Non-Acquiring Development Party gives notice to the Acquiring Development Party within thirty (30) days of its receipt of the Offer Notice stating that it does not agree with the Acquiring Development Party’s statement of the Cash Value, stating the Cash Value (excluding the drilling of wells or performance of other obligations included as part of the consideration) it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Development Parties shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Development Party shall be entitled to refer the matter to an independent expert as provided in Section 13.3 for determination of the Cash Value, provided that the Acquiring Development Party may elect to terminate the proposed Acquisition or Entity Acquisition of the Acquired Interest, and any Non-Acquiring Development Party may elect to revoke its notice of intention to purchase, in either case by notice to the other Development Parties at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquiring Development Party shall be the Cash Value provided by such Acquiring Development Party in the notice provided to the Non-Acquiring Development Parties pursuant to Section 9.2(d), and the Cash Value to be submitted to the independent expert by each Non-Acquiring Development Party shall be the Cash Value provided by such Non-Acquiring Development Party in the notice provided to the Acquiring Development Party pursuant to this Section 9.2(e).

(f)	If a Non-Acquiring Development Party elects not to acquire or fails to make a timely election to acquire the Offered Interest, such Non-Acquiring Development Party shall have no further rights whatsoever with regard to the Acquired Interest and such Acquired Interest shall be excluded for all purposes from this Agreement and the Associated Agreements and the provisions thereof, except that the Acquiring Development Party and any Non-Acquiring Development Parties who elect to acquire their Offered Interests shall be entitled to (i) elect to have the Joint Development Operator acquire a one-half of one percent (0.5%) interest in (if necessary to act on as operator thereof) and serve as Party Operator of the Acquired Interest pursuant to Section 9.2(h) and (ii) request that the Joint Development Operator perform those functions elected pursuant to Section 3.5(g) (such Acquired Interest, when so excluded, shall be an “Excluded Interest”).

(g)	Notwithstanding anything to the contrary herein, this Article 9 shall not be applicable to: (i) Transfers among a Development Party and its Wholly-Owned Affiliates; (ii) acquisitions of interests in any entity or entities directly or indirectly owning Oil and Gas Assets if the direct or indirect interest in Oil and Gas Assets makes up less than twenty-five percent (25%) of the total Cash Value of the interest acquired or to be acquired, (iii) Joint Acquisitions, (iv) any Excluded Assets, or (v) any transfer pursuant to any Farmout Sole Risk Entity Operation.

(h)

If all Non-Acquiring Development Parties elect to acquire their Offered Interest in any Acquired Interest pursuant to this Section 9.2, then, unless the Acquiring Development Party and each Non-Acquiring Development Party have agreed to acquire their shares of the Acquired Interest in the form of equity interests in a Joint Entity, in which event Section 3.4(g) shall apply if applicable, the Parties shall be deemed to have determined that the Company or any other Joint Entity serving as Joint Development Operator shall acquire a one-half of one percent (0.5%) share of the Oil and Gas Assets within the Acquired Interest, and each Development Party’s undivided interest, including the Acquiring Development Party’s (or, if it has made an Entity Acquisition, its acquired entity’s) interest, in such Oil and Gas Assets shall be reduced by the proportion of such one-half of one percent (0.5%) share that its Participating Interest bears to the Participating Interests of all Development Parties. In the case of any Excluded Interest, the Participating Parties may, by an affirmative vote of seventy-five percent (75%) of the Participating Interests, determine that (i) if necessary in order for the Company or other Joint Entity serving as Joint Development Operator to act as operator or contract operator of any Oil and Gas Asset included in the Excluded Interests, the Company or any other Joint Entity serving as Joint Development Operator shall acquire a one-half of one percent (0.5%) share of such Oil and Gas Asset, and each Development Party’s undivided interest, including the Acquiring Development Party’s (or, if it has made an Entity Acquisition, its acquired entity’s) interest, in such Oil and Gas Asset shall be reduced by the proportion of such one-half of one percent (0.5%) share that its Participating Interest bears to the Participating Interests of all Development Parties and (ii) to the extent no third party is serving as operator of any Oil and Gas Assets included in the Excluded Interest, the Company or any other Joint Entity serving as Joint Development Operator shall operate such Oil and Gas Assets as Party Operator on the same basis as if all activities with respect to such Oil and Gas Assets were Sole Risk Development Operations by the Participating Parties and subject to the terms of Article 3.

(i)	The Development Parties shall use commercially reasonable efforts to cause the Joint Development Operator, and not a third party, to serve as operator of any Acquired Interest other than any Excluded Interest. With respect to Excluded Interests, if the Participating Parties elect for the Company or any other Joint Entity serving as Joint Development Operator to operate such Excluded Interests, then the Participating Parties shall use their commercially reasonable efforts to cause the Joint Development Operator to serve as operator or contract operator pursuant to Section 9.2(h) under a mutually agreeable operating agreement covering such Acquired Interests which includes provisions for the payment of fees to the Joint Development Operator to compensate it for acting as a operator thereunder.

(j)	The Development Parties agree to use good faith efforts to keep each other informed of any prospective Acquisitions or Entity Acquisitions being pursued by each Development Party or its Affiliates within the AMI Area prior to the time that an Offer Notice is required under Section 9.2(a). Such obligation shall be subject to confidentiality agreements entered into with third parties; provided that each Development Party shall use good faith efforts to (i) provide notice of the prospective opportunity prior to entering into any confidentiality agreement and (ii) have an exception included in such agreement allowing disclosure to the other Development Parties and their Affiliates subject to their execution of a substantially similar confidentiality agreement.

(k)	Each Development Party agrees to cause its Affiliates to comply with this Article 9.

Section 9.3 Payment of Certain Rentals. If, at any time within the period that is thirty (30) days prior to the expiration of any Lease included in the Subject Oil and Gas Assets, no approved Annual Work Program and Budget contemplates commencement of drilling operations or payment of delay rentals as may be necessary to maintain such Lease in existence, a Development Party with an interest in such Lease or an affiliated Entity Member holding an interest in the Joint Entity having an interest in such Lease shall have the right to pay such delay rental in order to maintain such Lease in existence (any Development Party or Joint Entity paying such delay rental, a “Maintaining Party”), and within ten (10) days of the payment of any such delay rental, shall provide notice of such payment (a “Delay Rental Notice”) to the other Parties (and, if applicable, the Joint Entity) with an interest in such Lease. Each other Development Party with an interest in such Lease shall have the right (but not the obligation) to reimburse the Maintaining Party that portion of such delay rental that its or its affiliated Entity

Member’s direct or indirect working interest in the Lease bears to the aggregate direct or indirect working interest of all Development Parties and Entity Members in such Lease (or, if there are Releasing Parties, that portion of such delay rental that its direct or indirect working interest in such Lease bears to the aggregate direct or indirect working interests in such Lease of the Non-Releasing Parties) by notice to the other Parties (and, if applicable, the Joint Entity) with an interest in such Lease and reimbursement of the Maintaining Party within ten (10) days of its receipt of the Delay Rental Notice. Failure of a Development Party to so reimburse the Maintaining Party (any such entity, a “Releasing Party”) shall result in (i) in the case of a Development Asset, such Releasing Party being deemed to have Transferred its interest in the applicable Lease to the Maintaining Party and the Development Parties with an interest in such Lease paying a portion of such delay rental (all such entities, the “Non-Releasing Parties”) and (ii) in the case of a Joint Entity Asset, the Joint Entity being deemed to have Transferred its interest in the applicable Lease to the Non-Releasing Parties, in each case in the proportions that each such Non-Releasing Party’s direct or indirect working interests in such Lease bears to the aggregate direct or indirect working interests in such Lease of all such Non-Releasing Parties, effective as of the first day of the Calendar Month in which such delay rental is paid. A Releasing Party, and if the interest in the Lease is owned by a Joint Entity, the Joint Entity, shall, without delay following any request from any Non-Releasing Party, do any act required to be done by applicable Law or any applicable contract in order to Transfer an affected Lease to the Non-Releasing Parties, including obtaining all necessary consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid Transfer. The Releasing Party or Joint Entity, as applicable, shall be obligated to promptly remove any Encumbrances which may exist on the affected Lease. In the event required consents and approvals are not timely obtained, the Releasing Party or Joint Entity, as applicable, shall hold the Transferred Lease in trust for the Non-Releasing Parties. Following any such Transfer, the Transferred Lease shall be deemed to be an Excluded Interest and the Non-Releasing Parties shall be entitled to exercise the rights with respect thereto that are set forth in Sections 3.5(g) and 9.2(h).

ARTICLE 10

TAXES

Section 10.1 Tax Partnership. The Development Parties intend and expect that the transactions contemplated by the Transfer Agreement, this Agreement and the Associated Agreements, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the sale to BG Parent by EXCO Parent of fifty percent (50%) of the outstanding member interests in the Company and Appalachia Midstream, LLC, which, under Rev. Rul. 99-5, 1999-1 C.B. 434, is treated for federal income tax purposes as a sale by EXCO Parent of an undivided fifty percent (50%) interest in the assets of the Company and Appalachia Midstream, LLC, followed by the contribution by each of EXCO Parent and BG Parent of undivided fifty percent (50%) interests in such assets to newly formed partnerships corresponding in legal form to the Company and Appalachia Midstream, LLC; (b) the creation of a partnership (the “Tax Partnership”) in which BG Parent, EXCO Parent and the Company are treated as partners, with the Tax Partnership being treated for tax purposes as holding the Non-Operating Assets and engaging in all activities of the Development Parties with respect to the Non-Operating Assets, (c) a contribution by EXCO Parent of an undivided ninety nine and one half percent (99.5%) interest in the Non-Operating Assets to the Tax Partnership and a commitment to fund the expenditures allocated to it under this Agreement in exchange for a forty nine and three fourths percent (49.75%) interest therein; (d) a contribution by the Company of an undivided one half of one percent (.5%) interest in the Non-Operating Assets to the Tax Partnership and a commitment to fund the expenditures allocated to it under this Agreement in exchange for a one half of one percent (.5%) interest therein; (e) a contribution of the Newco Consideration and a commitment to fund the expenditures allocated to it under this Agreement to the Tax Partnership by BG Parent in exchange for a forty-nine and three fourths percent (49.75%) interest therein, (f) a distribution to EXCO Parent of the Newco Consideration (i) as a reimbursement of EXCO Parent’s preformation expenditures with respect to the Non-Operating Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable and (ii) in a transaction subject to treatment under Section 707(a) of the Internal Revenue Code of 1986, as amended, and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Non-Operating Assets to the Tax Partnership to the extent that Treasury Regulations Section 1.707-4(d) is inapplicable, and (g) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of cost or expense attributable to the ownership, operation or disposition of the Non-Operating Assets and other similar interests in oil and gas properties that may be acquired by the Party pursuant to Article 9, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership are set forth in Exhibit “G” hereto.

Section 10.2 Tax Information. Joint Development Operator and each Party Operator shall provide each Development Party, in a timely manner and at each Development Party’s sole expense, with information with respect to Development Operations as such Development Party may reasonably request for preparation of its tax returns or responding to any audit or tax proceeding with respect to Asset Taxes.

Section 10.3 Responsibility for Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party attributable to it from the Tax Partnership and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Associated Agreements. Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.

ARTICLE 11

TERM

This Agreement shall terminate on January 1, 2020, unless earlier terminated pursuant to Section 5.5 or by the written agreement of all of the Parties; provided that (a) except as provided in Section 5.5 (in the event that this Agreement is terminated pursuant to such Section), the termination of this Agreement or any provision thereof shall not relieve any Party, Entity Member or Joint Entity from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (b) except in connection with a termination of this Agreement pursuant to Section 5.5, as among BG and EXCO and any other Person who becomes a Development Party or Entity Member hereunder prior to the termination of this Agreement (but not as to any successor or assign or such Person following the termination of this Agreement) and any Joint Entity, the provisions of each of (i) Sections 3.5(f), 4.9 and 9.3, and (ii) Articles 8, 10, 12, 13 and 14, in each case to the extent applicable to such Person, shall survive such termination and remain in full force and effect with respect to each of those Leases in which more than one of such Persons jointly holds an interest or a Joint Entity holds an interest until only one such Person, and no Joint Entity, holds an interest in such Lease (unless earlier terminated by the written agreement of all of the Parties), and (c) the provisions of each of (i) Section 3.3 (other than Section 3.3(b)) and (ii) Exhibit “G” shall survive such termination and remain in full force and effect with respect to each of those Leases in which more than one of such Persons jointly holds an interest or a Joint Entity holds an interest until only one such Person, and no Joint Entity, holds an interest in such Lease (unless earlier terminated by the written agreement of all of the Parties).

ARTICLE 12

RELATIONSHIP OF THE PARTIES

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership (other than the Tax Partnership created pursuant to Section 10.1), joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in the next to last sentence of Section 9.3.

ARTICLE 13

GOVERNING LAW; DISPUTE RESOLUTION; EXPERT PROCEEDINGS

Section 13.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 13.2 Dispute Resolution.

(a)	Except for matters that are expressly made subject to the dispute resolution procedures set forth in Section 13.3, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b)	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c)	The arbitration shall be conducted by three (3) arbitrators and conducted in Dallas, Texas. Within thirty (30) days of any Party providing notice to the other Parties of a Dispute, if there are two Parties or two groups of Parties to a Dispute, each Party or group of Parties to such Dispute shall appoint one arbitrator, and the two (2) arbitrators so appointed shall select the third and presiding arbitrator within thirty (30) days following appointment of the second party-appointed arbitrator. If either Party or group of Parties fails to appoint an arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. In the event that there are more than two (2) Parties or groups of Parties to an arbitration, the Parties to the arbitration shall endeavor to agree on the appointment of the three (3) arbitrators within thirty (30) days of the written request for arbitration. In the event the Parties cannot reach agreement on the selection of three (3) arbitrators within the time permitted, all arbitrators not yet appointed shall be appointed by the AAA in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the Dispute.

(d)	All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e)	Notwithstanding the agreement to arbitrate Disputes in this Section 13.2, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f)	The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at the Default Interest Rate, from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g)	All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers, provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h)	Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 14.2.

(i)	If the subject matter of any Dispute among the Parties arises from facts or issues materially related to the subject matter of a Dispute (as defined in the Joint Entity Agreement for any Joint Entity) among the Entity Members of the Joint Entity, then the two proceedings shall be consolidated into a single arbitration proceeding pursuant to the terms of this Agreement.

Section 13.3 Expert Proceedings. For any decision referred to an expert under this Agreement, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Development Parties. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The expert shall not (without the written consent of the Development Parties) be appointed to act as an arbitrator or as adviser to any Development Party arbitrated pursuant to Section 13.2, provided that nothing in this sentence shall preclude any Development Party from using the expert as a witness regarding the proper conduct of the expert procedure. The Development Party desiring an expert determination shall give the other Development Party written notice of the request for such determination. If the Development Parties are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Development Parties, the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Development Parties concerning the expert determination or the underlying dispute. All communications between any Development Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Development Party in the same manner, or at a meeting to which all Development Parties have been invited and of which such Development Parties have been provided at least five (5) Business Days notice. Within thirty (30) days after the expert’s acceptance of its appointment, the Development Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert’s decision shall be final and binding on the Development Parties. Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 14.2 Notices. All notices and communications required or permitted to be given hereunder, excluding any notices under Article 4 hereof (which notices shall be governed by the provisions of Section 4.1(o) hereof), shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:

EXCO Holding (PA), Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention:	Rick Hodges, Vice President of Land
Telephone:	(214) 368-2084
Fax:	(214) 706-3424

with a copies to:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention:	William L. Boeing, Vice President,
General Counsel, and Secretary
Telephone:	(214) 368-2084
Fax:	(214) 706-3409

and

Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
Attention:	Stephen C. Szalkowski
Telephone:	(713) 758-2312
Fax:	(713) 615-5084

If to BG:

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention:	Jon Harris
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

with copies to:

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention:	Bill Way
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

and

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention:	Chris Migura, Principal Counsel
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

If to the Company:

EXCO Resources (PA), LLC
3000 Ericsson Dr., Suite 200
Warrendale, Pennsylvania 15086
Attention:	President and General Manager
Telephone:	(724) 720-2500
Fax:	(724) 720-2505

With a copy to:

Attention:	Vice President, Legal
Telephone:	(724) 720-2500
Fax:	(724) 720-2505

Any notice given in accordance herewith (including any notice given to a Credit Facility Secured Party) shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has been deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2. Notice given to a Development Party shall be deemed to be notice to its affiliated Entity Members for all purposes under this Agreement. Notice to any Joint Entity shall be accomplished by notice to each of its Entity Members.

Section 14.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 14.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Development Party, or their respective officers, employees, agents, or representatives, nor any failure by a Development Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Development Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.5 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE TRANSFER AGREEMENT AND THE ASSOCIATED AGREEMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE DEVELOPMENT PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND

DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO DEVELOPMENT PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.5.

Section 14.6 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification. The written approval of the Entity Members or the Joint Entities shall not be required to amend this Agreement.

Section 14.7 Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind, except that the Member Entity and Joint Entities shall be entitled to enforce, in accordance with Article 13, the rights expressly applicable to them.

Section 14.8 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 14.9 Confidentiality.

(a)	The Parties agree that all information related to Development Operations in which any Development Party or Joint Entity is participating shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(i)	to an Affiliate of a Party;

(ii)	to the extent such information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon a Party;

(iii)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(iv)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(v)	to a bona fide prospective transferee of a Party’s Joint Development Interest, a Material Interest or an Other Interest to the extent appropriate in order to allow the assessment of such Joint Development Interest, Material Interest or Other Interest (including a Person with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)	to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 14.10;

(viii)	to its respective employees for the purpose of conducting Development Operations, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(ix)	any information which, through no fault of a Party, becomes a part of the public domain.

(b)	Disclosure as pursuant to Sections 14.9(a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for the term of this Agreement and to use the information for the sole purpose described in Sections 14.9(a)(iv), (v) and (vi), whichever is applicable, with respect to the disclosing Party.

Section 14.10 Publicity.

(a)	Without reasonable prior notice to the other Parties, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause or permit any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, the releasing Party shall provide a copy of the press release or public statement to the other Parties.

(b)	Notwithstanding anything to the contrary in Section 14.9 or Section 14.10(a), any Party or Affiliate of a Party may disclose information regarding Development Operations in investor presentations, industry conference presentations or similar disclosures, provided that not less than twenty-four (24) hours, or forty-eight (48) hours, if practicable, excluding in each case Saturday and Sunday, prior to so disclosing any such information, the releasing Party shall provide a copy of the presentation or other disclosure document containing such information to the other Parties.

(c)	Notwithstanding anything to the contrary in Section 14.9 or Section 14.10(a), in the event of any emergency endangering property, lives or the environment, Joint Development Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide each Party with a copy of any such press release or announcement.

Section 14.11 Preparation of Agreement. Both EXCO and BG and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.12 Conduct of the Parties; Business Principles.

(a)	Each Party warrants that it and its Affiliates have not made, offered, or authorized and agrees that it will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.

(b)	Prior to the Closing Date, each Development Party provided the others with a copy of its business principles governing its general conduct of operations and business dealings, and each Development Party acknowledges receipt and awareness of the other Development Party’s business principles. Within one hundred twenty (120) days from the Closing Date, the Development Parties agree to use reasonable efforts to meet and agree a common set of general principles governing the conduct of operations under this Agreement.

Section 14.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.14 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or such Parties respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Development Party, on behalf of itself and each of its Affiliates, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement, the Associated Agreements or the transactions contemplated hereby and thereby.

Section 14.15 Excluded Assets. For the avoidance of doubt, no Excluded Asset shall be subject to the terms of this Agreement or any Joint Development Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on the Closing Date.

BG PRODUCTION COMPANY (PA), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

BG PRODUCTION COMPANY (WV), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

EXCO PRODUCTION COMPANY (PA), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

EXCO PRODUCTION COMPANY (WV), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

EXCO RESOURCES (PA), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

ATTACHED TO AND MADE PART OF THE JOINT DEVELOPMENT AGREEMENT BY AND AMONG BG PRODUCTION COMPANY (PA), LLC, BG PRODUCTION COMPANY (WV), LLC, EXCO PRODUCTION COMPANY (PA), LLC, EXCO PRODUCTION COMPANY (WV), LLC AND EXCO RESOURCES (PA), LLC

APPENDIX I

DEFINITIONS

“AAA” has the meaning set forth in Section 13.2(b).

“AAA Rules” has the meaning set forth in Section 13.2(b).

“Acquired Interest” has the meaning set forth in Section 9.2(a).

“Acquired Party” has the meaning set forth in Section 8.2(a).

“Acquiring Development Party” has the meaning set forth in Section 9.2(a).

“Acquiror” has the meaning set forth in Section 8.2(a).

“Acquisition” means any lease, sublease, purchase, farmout, farmin or other acquisition of Oil and Gas Assets, but excluding any Equity Acquisition.

“Additional Deposit” means, with respect to each Development Party and Entity Member, an amount equal to the EXCO Deposit or the BG Deposit, as applicable, as determined by the Joint Development Operator for the first day of such Calendar Month, minus the estimated amount of Deposit Funds in the Joint Operations Account attributable to such Person (after taking into consideration the reconciliations provided for in Section 2.3(f)) as determined by the Joint Development Operator for the first day of such Calendar Month.

“Additional Interests” has the meaning set forth in the Transfer Agreement.

“AFE” means an authorization for expenditure.

“Affected Party” means any (a) non-defaulting Development Party who either operates or owns an interest in the Development Assets affected by a default by another Development Party and which is not itself in default (either under the terms of this Agreement or any Associated Agreement) and (b) any non-defaulting Entity Member that owns an interest in a Joint Entity affected by a default by another Entity Member of such Joint Entity and which is not itself in default (either under the terms of this Agreement or any Associated Agreement), in each case at the time in question.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Amended and Restated Joint Development Agreement.

“AMI Area” means the lands (and subsurface) included in the States of New York, Pennsylvania and West Virginia, provided that the AMI Area shall not include any Lease or other property that is an Excluded Asset.

“Annual Work Program and Budget” means, for any Calendar Year, the work program and budget for Joint Development Operations during such Calendar Year.

“Appalachian Area” means the lands (and subsurface) included in the States of Kentucky, New York, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia, provided that the Appalachian Area shall not include any Lease or other property that is an Excluded Asset.

“Appalachian Overhead” means (a) all Technical Services Costs and (b) the Company Overhead.

“Applicable BG Deposit Period” means, with respect to the relevant Calendar Month, the period beginning on the first day of the succeeding Calendar Month and ending on the last day of the third Calendar Month following such succeeding Calendar Month.

“Applicable EXCO Deposit Period” means, with respect to any relevant Calendar Month, the period beginning on the first day of the succeeding Calendar Month and ending on the last day of the third Calendar Month following such succeeding Calendar Month.

“Applicable Operating Agreements” means, collectively, the Joint Development Operating Agreements and all Third Party Operating Agreements, and “Applicable Operating Agreement” means any of them.

“Area-Wide Operation” means a seismic or other geophysical data acquisition operation, or other similar operation, including geophysical surveys, microseismic monitoring and core sampling and analysis conducted by the Development Parties in accordance with this Agreement with respect to the Appalachian Area and covering areas subject to more than one Applicable Operating Agreement, or areas subject presently to no Applicable Operating Agreement.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Non-Operating Assets or the production of hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Associated Agreements” means, collectively, the Applicable Operating Agreements, the Joint Entity Agreements, the Secondment Agreements and any other agreements entered into by all Development Parties or any Joint Entity with any third parties in furtherance of the conduct of Joint Development Operations, and “Associated Agreement” means any of them.

“Assumption Agreement” has the meaning set forth in Section 6.2(b).

“Bankruptcy Code” means Title 11 of the United States Code.

“BG” has the meaning set forth in the Preamble.

“BGPA” has the meaning set forth in the Preamble.

“BGWV” has the meaning set forth in the Preamble.

“BG Deposit” means, as of any given time, an amount equal to (a) BG’s share, and each BG Member’s Percentage Interest share of any Joint Entity’s share, of the estimated amount of expenditures anticipated to be incurred in respect of Development Operations (other than Appalachian Overhead and Operating Expenses) during the Applicable BG Deposit Period, based upon the Development Work Program, the applicable Annual Work Program and Budget, previously issued AFEs and any Sole Risk Development Operation or Sole Risk Entity Operation in which BG or a BG Member participates; provided that, prior to the Carry Termination Event, BG’s share, and each BG Member’s share of any Joint Entity’s share, shall include the Estimated Carried Costs for such period, and (b) BG’s JDA Interest share of the estimated Appalachian Overhead and Operating Expenses for the Applicable BG Deposit Period.

“BG Group Assets” means, at any time, the interests of BG and its Affiliates in (a) BGPA and BGWV, (b) any Oil and Gas Assets, (c) any Membership Interests and (d) Appalachia Midstream LLC.

“BG Guarantor” means BG North America, LLC, a Delaware limited liability Company.

“BG JDA Guaranty” means the Guaranty made by BG Guarantor in favor of EXCO and any successors-in-interest in substantially the form of Exhibit “A”.

“BG Member” means the Entity Member of a Joint Entity that is BG or an Affiliate of BG.

“BG Parent” has the meaning set forth in the Recitals.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Party must make a payment hereunder, “Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas and London are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Capital Contributions” means, with respect to any Entity Member, amounts contributed, or to be contributed, by such Entity Member to a Joint Entity under the terms of the Joint Entity Agreement for such Joint Entity (subject to the terms of this Agreement).

“Carried Cost Default” has the meaning set forth in Section 5.5(a).

“Carried Cost Default Notice” has the meaning set forth in Section 5.5(a).

“Carried Cost Election Notice” has the meaning set forth in Section 5.5(a).

“Carried Costs” has the meaning set forth in Section 2.2.

“Carried Costs Balance” means, as of any time, the difference between the Carried Costs Obligation and the aggregate Carried Costs paid by BG and the BG Members as of such time.

“Carried Costs Obligation” means one hundred fifty million dollars ($150,000,000), as such amount may be decreased from time to time pursuant to Article XI and/or Article XII of the Transfer Agreement.

“Carry Termination Event” has the meaning set forth in Section 2.2.

“Cash Transfer” means any Transfer of any Joint Development Interest where the sole consideration (other than the assumption of obligations relating to the transferred Joint Development Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Joint Development Interest being transferred.

“Cash Value” means the market value (expressed in U.S. dollars) of all or a portion of a Joint Development Interest subject to the proposed Transfer or Change in Equity Ownership, based upon the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Change in Equity Ownership” means any direct or indirect change in Equity Ownership of a Person (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Equity Ownership” shall not include a change in Equity Ownership of a Person (a) resulting from a management-led buyout of the public share ownership of such Person and conversion of such Person to a privately-held company, (b) resulting in ongoing Equity Ownership by a Wholly-Owned Affiliate that is wholly-owned by the ultimate parent company of such Person, (c) created by a change in Equity Ownership of the ultimate parent company of such Person, or (d) for purposes of Article VII and Article VIII, resulting from a Credit Facility Foreclosure. For the avoidance of doubt, as of the

Closing Date, the ultimate parent company of BG is BG Group plc, a public limited company organized and existing under the Laws of England and Wales, and the ultimate parent company of EXCO is EXCO Resources, Inc., a corporation organized and existing under the Laws of Texas.

“Closing Date” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Overhead” means (a) all costs of the Company pursuant to any Secondment Agreement, (b) all costs attributable to salaries, wages and benefits of the employees of the Company and (c) general corporate overhead costs of the Company, including taxes, insurance, financing costs and overhead costs attributable to its corporate and field offices (but only those located within the Appalachian Area).

“Contract Operating Agreement” has the meaning set forth in Section 3.4(g).

“Contract Operator” means the operator under any Contract Operating Agreement.

“Control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, provided that no Person shall be deemed to “Control” a Joint Entity unless such Person has the power to exercise or determine the voting of equity interests having voting rights sufficient to determine annual expenditures of such Joint Entity and to appoint and remove the officers of such Joint Entity.

“Credit Facility Encumbrance” means Encumbrances created pursuant to any material borrowing arrangement entered into by any Development Party and/or its Affiliates with a third party that is not an Affiliate of such Development Party or its Affiliates, as such arrangement may be amended, restated, amended and restated, modified, refinanced, supplemented or replaced from time to time. For the avoidance of doubt, as of the Closing Date, the only Credit Facility Encumbrances burdening the Joint Development Interests are those Encumbrances created pursuant to the Existing EXCO Credit Facility (provided that such Encumbrances shall not burden the BG Group Assets, the Operating Assets or any other assets of the Company, any assets of any other Joint Entity, or the Gathering Assets or any other assets of Appalachia Midstream LLC).

“Credit Facility Foreclosure” means any transfer or other disposition of (a) the interests of a Development Party and its Affiliates in the Joint Development Interests or (b) the Equity Ownership of a Development Party or its Affiliates pursuant to a Credit Facility Encumbrance and any related mortgages, pledge agreements, security agreements and other agreements evidencing such Credit Facility Encumbrances following the occurrence and continuation of a default or event of default under the borrowing arrangement secured thereby.

“Credit Facility Secured Party” means any Person, other than an Affiliate of a Development Party, that is identified in a written notice to the Development Parties by such Person or a Development Party as the holder or beneficiary of a Credit Facility Encumbrance.

“Deep Rights” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, recognizing that actual depths will vary across the AMI Area.

“Deep Rights Gathering Assets” means any gathering or pipeline system or related asset used to gather or transport gas produced from the Deep Rights of New York, Pennsylvania or West Virginia.

“Default Interest Rate” means the three month London Inter-Bank Offer Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional five percentage points (5%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Default Notice” has the meaning set forth in Section 5.1(a).

“Default Period” has the meaning set forth in Section 5.1(b).

“Defaulting Party” has the meaning set forth in Section 5.1(a).

“Delay Rental Notice” has the meaning set forth in Section 9.3.

“Deposit Funds” mean the money (along with interest accrued thereon) deposited or deemed deposited by the Development Parties, Entity Members (in connection with Farmout Sole Risk Entity Operations) and Joint Entities into and held in the Joint Operations Account (along with any interest accrued thereon).

“Development Assets” means all right, title and interest of the Development Parties within the Appalachian Area in and to the Oil and Gas Assets in which all Development Parties hold an interest, whether held on, or acquired at or after the Closing Date.

“Development Costs” means costs and expenses incurred in the conduct of Development Operations, including capital costs, Operating Expenses and other costs and expenses.

“Development Operation” means any operation conducted pursuant to any Applicable Operating Agreement, an Area-Wide Operation conducted pursuant to this Agreement, or the activities represented by Appalachian Overhead.

“Development Operations Contract” means any contract (or confirm relating to any such contract) to which Joint Development Operator, any Party Operator or any Contract Operator is a party for which services thereunder are to be used primarily for the conduct of Development Operations.

“Development Party” and “Development Parties” have the meanings set forth in the Preamble, and following any Transfer in accordance with this Agreement (other than the Transfer of a Material Interest or Other Interest), the successor or assign of such Transferring Party.

“Development Work Program” has the meaning set forth in Section 4.2(a).

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or Associated Agreement, or the transactions contemplated hereby or thereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or any Associated Agreement or the relationship of the Parties arising out of this Agreement or the Associated Agreements or the transactions contemplated hereby or thereby; provided that the term “Dispute” shall not include any disagreement among the Operating Committee with respect to decisions to be made by the Operating Committee.

“Eligible Costs” means all costs and expenses incurred in accordance with an Applicable Operating Agreement in conducting (a) Joint Development Operations with respect to the Deep Rights for the drilling, testing, completing, deepening, recompleting, sidetracking, reworking and plugging back of wells, the plugging and abandoning of dry holes or wells no longer capable of producing in paying quantities, and the equipping of wells for production, and (b) Sole Risk Development Operations or Sole Risk Entity Operations with respect to the Deep Rights conducted by EXCO or an EXCO Member or Sole Risk Entity Operations by a Joint Entity on behalf of an EXCO Member pursuant to Section 4.1(i) for the drilling, testing, completing, deepening, recompleting, sidetracking, reworking and plugging back of wells, the plugging and abandoning of any dry hole resulting from such operation or any such well no longer capable of production in paying quantities, and the equipping of such wells for production, in each case including costs of mobilizing and demobilizing drilling and workover rigs to and from the wellsite if not charged to another operation, and overhead charged under the Applicable Operating Agreement with respect to the costs specifically described above, provided that “Eligible Costs” shall not include liabilities, losses, claims and damages associated with such activities or otherwise, and related costs of investigation, litigation, arbitration, administrative proceedings, judgment, award and settlement (including court and arbitration costs and reasonable attorneys’ fees), to the extent attributable to actual or claimed personal injury, illness or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), environmental damage or contamination, other torts, breach of contract, violation of Law (or private rights of action under any Law), casualty or condemnation.

“Encumbrance” means a mortgage, lien, pledge, charge, or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Entitlement” means that quantity of oil and gas from the Development Assets for which a Development Party has the right to take delivery pursuant to the terms of any Applicable Operating Agreement, any other applicable agreement or applicable Law.

“Entity Member” means a Development Party or an Affiliate of a Development Party that owns a Membership Interest in an applicable Joint Entity.

“Equity Acquisition” means any acquisition or shares or other equity interests in an entity directly or indirectly owning Oil and Gas Assets, but excluding any lease, sublease, purchase, farmout, farmin or other similar acquisition.

“Equity Ownership” with respect to any Person means any shares or other equity rights and any other rights to, directly or indirectly, exercise or determine the voting of any percentage of the voting rights in a corporation, and, in the case of any other type of entity, to exercise or determine the voting of any percentage of the equity interests having voting rights.

“Estimated Carried Costs” means an amount equal to the estimated amount of Carried Costs to be paid by BG or any BG Member in respect to EXCO’s and any EXCO Member’s share, and each EXCO Member’s Percentage Interest share of Capital Contributions to pay any Joint Entity’s share (other than the Company’s share), of the estimated amount of expenditures anticipated to be incurred in respect of Development Operations (other than Operating Expenses and Appalachian Overhead) during the Applicable EXCO Deposit Period.

“Excluded Asset” has the meaning set forth in the Transfer Agreement.

“Excluded Interest” means Oil and Gas Assets that are deemed to be “Excluded Interests” pursuant to the terms of Section 8.1(f), 9.2(f) or 9.3.

“EXCO” has the meaning set forth in the Preamble.

“EXCOPA” has the meaning set forth in the Preamble.

“EXCOWV” has the meaning set forth in the Preamble.

“EXCO Deposit” means, as of any given time, an amount equal to (a) EXCO’s share, and each EXCO Member’s Percentage Interest share of any Joint Entity’s share, of the estimated amount of expenditures anticipated to be incurred in respect of Development Operations (other than Appalachian Overhead and Operating Expenses) during the Applicable EXCO Deposit Period, based upon the Development Work Program, the applicable Annual Work Program and Budget, previously issued AFEs and any Sole Risk Development Operation or Sole Risk Entity Operation in which EXCO or any EXCO Member participates; provided that, prior to the Carry Termination Event, EXCO’s share, and each EXCO Member’s share of any Joint Entity’s share, shall exclude the Estimated Carried Costs for such period, and (b) EXCO’s JDA Interest share of the estimated Appalachian Overhead and Operating Expenses for the Applicable EXCO Deposit Period.

“EXCO Guarantor” means EXCO Resources, Inc., a Texas corporation.

“EXCO JDA Guaranty” means the Guaranty made by EXCO Guarantor in favor of BG and any successors-in-interest in substantially the form of Exhibit “H”.

“EXCO Member” means an Entity Member of a Joint Entity that is EXCO or an Affiliate of EXCO.

“EXCO Parent” has the meaning set forth in the Recitals.

“Existing EXCO Credit Facility” means the Credit Agreement, dated April 30, 2010, among EXCO Parent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Farmout Sole Risk Entity Operation” means a farmout from a Joint Entity to an Entity Member or its affiliated Development Parties where such Entity Member has elected to participate on a sole risk basis in a Development Operation as permitted under this Agreement.

“GAAP” means the generally accepted accounting principles in the United States of America, as promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

“Gathering Assets” has the meaning set forth in the Transfer Agreement.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Initial Three Year Period” has the meaning set forth in Section 7.1.

“JDA Interest” means each Development Party’s undivided share of the aggregate rights and obligations of the Development Parties (other than with respect to Sole Risk Development Operations and Sole Risk Entity Operations) under the terms of this Agreement.

“Joint Acquisition” means any Oil and Gas Asset acquired by the Joint Development Operator as an Acquisition in the names of the Development Parties pursuant to an authorization in an Annual Work Program and Budget, as described in Section 4.4(c).

“Joint Development Interest” means, with respect to a Development Party, (a) all of such Development Party’s interest in the Development Assets located within the AMI Area, which shall include for the avoidance of doubt in Articles 6, 7 and 8 proposed Transfers of Material Interests and Other Interests unless otherwise indicated, and (b) any Membership Interest in a Joint Entity owned by the Development Party or an Affiliate of the Development Party.

“Joint Development Operating Agreement” has the meaning set forth in Section 3.3(a).

“Joint Development Operations” means Development Operations in which all Development Parties participate and/or in which a Joint Entity participates.

“Joint Development Operator” means the operator appointed pursuant to Section 3.5.

“Joint Entity” means any corporation, company, partnership, limited partnership, limited liability company, trust, estate, or any other entity in which each Development Party (or its Affiliates) owns an interest and which owns Oil and Gas Assets in the Appalachian Area, including for avoidance of doubt the Company, but excluding Appalachia Midstream, LLC.

“Joint Entity Agreement” means the organizational document of a Joint Entity that sets out the rights and obligations of the Entity Members with respect to the Joint Entity.

“Joint Entity Assets” means all right, title and interest of a Joint Entity within the Appalachian Area in and to the Oil and Gas Assets in which a Joint Entity holds an interest, whether held on, or acquired at or after the Closing Date.

“Joint Operations Account” means an account established by the Joint Development Operator into which payments of the Development Parties pursuant to Section 2.3 are to be deposited.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest, mineral servitude or other right to oil and gas in place.

“Maintaining Party” has the meaning set forth in Section 9.3.

“Management Board” means the governing body of any Joint Entity.

“Material Event” means, with respect to Joint Development Operator, that Joint Development Operator or any direct or indirect Controlling parent of Joint Development Operator: (a) is dissolved (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a Change in Equity Ownership of such entity); (b) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (e) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a Change in Equity Ownership of such entity); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its assets; (g) has a secured party take possession of all or a substantial portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; or (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) through (g).

“Material Interest” means, with respect to any Development Party, any overriding royalty interest, production payment, net profits interest or similar non-possessory interest that is carved out of such Development Party’s mineral, working or leasehold interests constituting Joint Development Interests in the Development Assets, the Transfer of which interest would convey a material portion of the value of the Development Party’s Joint Development Interest in such Development Assets.

“Membership Interest” means the equity ownership interest in a Joint Entity held by an Entity Member.

“Monthly Statement” has the meaning set forth in Section 2.3(f).

“Newco Consideration” has the meaning set forth in the Transfer Agreement.

“Non-Acquiring Development Party” has the meaning set forth in Section 9.2(a).

“Non-Budgeted Operation” has the meaning set forth in Section 4.4(h).

“Non-Operating Assets” has the meaning set forth in the Transfer Agreement.

“Non-Releasing Party” has the meaning set forth in Section 9.3.

“Offered Interest” has the meaning set forth in Section 9.2(a).

“Offer Notice” has the meaning set forth in Section 9.2(a).

“Oil and Gas Assets” means all of the following, to the extent located within the Appalachian Area:

(a)	oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, “Oil and Gas Interests”), the leasehold estates created by Oil and Gas Interests, lands covered by Oil and Gas Interests (“Lands”), and interests in any pooled acreage, communitized acreage or units arising on account of Oil and Gas Interests or Lands pooled, communitized or unitized into such units (“Units”);

(b)	oil and gas wells and injection wells located on Oil and Gas Interests, Lands or Units (“Wells”), and all Hydrocarbons produced therefrom or allocated thereto (Oil and Gas Interests, Lands, Units and Wells being collectively referred to hereinafter as “Properties”);

(c)	equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with Properties, including saltwater disposal wells, water sourcing and disposal facilities and systems, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks);

(d)	surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights;

(e)	water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority;

(f)	Shallow Rights Gathering Assets;

(g)	contracts primarily relating to any of the other items identified in this definition;

(h)	imbalances at wellheads;

(i)	files, records, maps, information, and data, whether written or electronically stored, relating to any of the other items identified in this definition, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records and (v) production, facility and well records and data (including logs and cores);

(j)	geophysical and other seismic and related technical data and information;

(k)	liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to Properties; and

(l)	rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with other items identified in this definition;

provided that “Oil and Gas Assets” shall not include any Deep Rights Gathering Assets.

“Operating Assets” has the meaning set forth in the Transfer Agreement.

“Operating Committee” means the committee created pursuant to Section 4.1.

“Operating Expense Multiplier” means, in the case of any Calendar Year (for purposes of this definition, the “relevant Calendar Year”), the amount obtained by dividing: (a) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar Year, plus the number of wells anticipated to be drilled as Joint Development Operations in the relevant Calendar Year, minus the number of wells anticipated to be plugged and abandoned pursuant to Joint Development Operations in the first half of the relevant Calendar Year; by (b) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar Year.

“Operating Expenses” means costs and expenses reasonably necessary to continue operating, maintaining and producing wells and related surface equipment included in the Subject Oil and Gas Assets in a manner consistent with past practices, industry standards and applicable Law.

“Other Development Parties” has the meaning set forth in Section 8.2(a).

“Other Interest” means, with respect to any Development Party, any overriding royalty interest, production payment, net profits interest or similar non-possessory interest that is carved out of such Development Party’s mineral, working or leasehold interests constituting Joint Development Interests in the Development Assets, the Transfer of which interest would not convey a material portion of the value of the Development Party’s Joint Development Interest in such Development Assets.

“Outside AMI Rights” means the subsurface depths within the Appalachian Area that are not within the AMI Area.

“Participating Interest” means each Development Party’s, the Company’s and each other Joint Entity’s undivided share of the aggregate rights and obligations of the Development Parties, the Company and each other Joint Entity in any Development Operation (other than with respect to Sole Risk Development Operations or Sole Risk Entity Operations) under the terms of this Agreement and under the terms of each Applicable Operating Agreement and in any Area-Wide Operation under the terms of this Agreement.

“Participating Party” means with respect to any Development Operation, a Development Party or a Joint Entity (or, in connection with any Farmout Sole Risk Entity Operation, an Entity Member or its affiliated Development Party) that is participating in such Development Operation, and with respect to any Development Operations Contract, a Development Party or a Joint Entity (or, in connection with any Farmout Sole Risk Entity Operation, an Entity Member) that is responsible, whether directly or indirectly, for any amounts payable under such Development Operations Contract.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Party Operator” means the Company or any Joint Entity serving in the role of operator under any Applicable Operating Agreement, or as a Contract Operator or any Person mutually agreed to by the Development Parties pursuant to Section 3.4(d).

“Percentage Interest” means, with respect to each Entity Member, the percentage Membership Interest of such Entity Member in the applicable Joint Entity from time to time.

“Permitted Expenses” means (a) the funding of costs of (i) Joint Development Operations in which the Development Parties and/or Joint Entities participate, (ii) Sole Risk Development Operations by one or more Development Parties, and (iii) Sole Risk Entity Operations by or on behalf of any Entity Member or its affiliated Development Parties, in each case as authorized by the applicable Annual Work Program and Budget(s), the Applicable Operating Agreement or otherwise by the terms of this Agreement; and (b) to fund any other costs authorized to be charged to the applicable Development Party, Entity Member or Joint Entity for whose account the withdrawn funds were held under the terms of this Agreement.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity or organization.

“Releasing Party” has the meaning set forth in Section 9.3.

“Required Asset Upgrade” shall have the meaning given to that term in the Joint Entity Agreement for the Company.

“Secondee” means any employee of a Party seconded into the organization of Joint Development Operator through a Secondment Agreement, which employee shall not be considered an employee of a Development Party providing Technical Services under this Agreement.

“Secondment Agreement” has the meaning given such term in the Joint Entity Agreement of the Company.

“Selling Party” has the meaning set forth in Section 9.2(a).

“Shallow Rights” means those subsurface depths within the AMI Area that are above the Deep Rights.

“Shallow Rights Gathering Assets” means any gathering or pipeline system or related asset used to gather or transport gas produced in: (a) New York, Pennsylvania or West Virginia from subsurface depths that are above the Deep Rights; or (b) Kentucky, Ohio, Tennessee, or Virginia.

“Sole Risk Development Operation” means a Development Operation in which not all Development Parties entitled to a Working Interest in the applicable Development Operation participate. For the avoidance of doubt, a Development Operation in which no Development Parties own direct Working Interests is not eligible to be considered to be a Sole Risk Development Operation.

“Sole Risk Entity Operation” means a Development Operation (a) in which a Joint Entity is entitled to participate for a Working Interest share, (b) which requires approval of either the Entity Members of the Joint Entity or a management board or similar governance body action on their behalf under the terms of the applicable Joint Entity Agreement, (c) which is proposed for such approval and which fails to receive such approval and (d) in which an Entity Member or Entity Members elect to participate on a sole risk basis as permitted under this Agreement and the applicable Entity Agreement, either by a Farmout Sole Risk Entity Operation by or by causing the Joint Entity to participate in such operation for the sole account and at the sole risk of such Entity Member or Entity Members, as permitted pursuant to this Agreement.

“Standards Asset Upgrade” shall have the meaning given to that term in the Joint Entity Agreement for the Company.

“Subject Oil and Gas Assets” means all Development Assets, all Joint Entity Assets and any former Joint Entity Assets that are farmed out pursuant to a Farmout Sole Risk Entity Operation.

“Tag Assets” has the meaning set forth in Section 6.1(b).

“Tag Notice” has the meaning set forth in Section 6.1(b).

“Tag Offeree” has the meaning set forth in Section 6.1(b).

“Tag Offeror” has the meaning set forth in Section 6.1(b).

“Tag Purchased Assets” has the meaning set forth in Section 6.1(b).

“Tag Right” has the meaning set forth in Section 6.1(b).

“Tag Transferee” has the meaning set forth in Section 6.1(b).

“Tag-Along Transaction “ has the meaning set forth in Section 6.1(b).

“Tax Partnership” has the meaning set forth in Section 10.1.

“Technical Services” means, subject to any further description in services agreements between the Company and each Development Party, (a) services providing specific engineering, geoscience, land, or other exploration, development and/or producing professional skills, such as those performed by engineers, geologists, geophysicists, landmen, and technicians, required to handle specific operating conditions and problems, and (b) human resources, tax, information technology, legal, HSSE and other administrative services (including those services performed outside of the Appalachian Area), in each case for the benefit of Development Operations; provided, however, Technical Services shall not include general corporate overhead activities, including senior management, provisions of office space, utilities, insurance, computers and office equipment, and similar items.

“Technical Services Costs” means (a) salaries, wages, mandatory government payroll burdens, benefits and personal expenses of employees of the Development Parties and their Affiliates providing Technical Services and (b) in the case of human resources, information technology and HSSE, costs associated with providing such services, but excluding general corporate overhead costs.

“Third Party Expense Funds” means, as of any given time, the balance of funds deposited by the Joint Development Operator into the Joint Operations Account with respect to the payment of any third party expenses after taking into consideration all amounts deposited by the Joint Development Operator into the Joint Operations Account with respect to such expenses and all payments made from the Joint Operations Account with respect to such expenses.

“Third Party Operating Agreements” means those operating agreements, other than the Joint Development Operating Agreement, to which Persons other than the Development Parties, the Joint Entities and Joint Development Operator are parties and which burden the Subject Oil and Gas Assets within the Appalachian Area.

“Total Amount in Default” means, as of any time, the following amounts: (a) the aggregate amounts that the Defaulting Party and any applicable Affiliate of a Defaulting Party have failed to pay under the terms of this Agreement and the Associated Agreements as of such time; and (b) any interest at the Default Interest Rate accrued on the amount under (a) from the date such amount is due by the Defaulting Party until paid in full by the Defaulting Party or any Affiliate of the Defaulting Party.

“Transfer” means any sale, assignment, or other disposition by a Development Party or an Entity Member of all or any part of its Joint Development Interest or any other interest in the Development Assets excluding (a) any disposition resulting from a direct or indirect Change in Equity Ownership of a Party, or a change in Equity Ownership created by a change in Equity Ownership of the ultimate parent company of such Party, (b) any disposition resulting from a Credit Facility Foreclosure, (c) any Encumbrance, and (d) any Farmout Sole Risk Entity Operation.

“Transfer Agreement” means that certain Membership Interest Transfer Agreement by and between EXCO Parent and BG Parent, dated as of May 9, 2010.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Undeveloped Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest, mineral servitude or other right to oil and gas in place (in each case) with respect to which no oil and gas development activities have taken place.

“Wellbore Operation” means, as such terms are defined or used in the Applicable Operating Agreement, the sidetracking, deepening, plugging back or recompleting of a wellbore.

“Wholly-Owned Affiliate” means, with respect to any Person, an Affiliate of such Person that is wholly owned, directly or indirectly, by the ultimate parent of such Person.

“Working Interest” means with respect to any Development Party or any Joint Entity and any Development Operation in which such Development Party or Joint Entity is participating, such Development Party’s or Joint Entity’s working interest (to the 8/8ths) in such Development Operation.